Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183203

PROSPECTUS

HEALTH MANAGEMENT ASSOCIATES, INC.

OFFER TO EXCHANGE

$875,000,000 PRINCIPAL AMOUNT OF ITS REGISTERED 7.375% SENIOR NOTES DUE 2020

FOR

ANY AND ALL OF ITS OUTSTANDING UNREGISTERED 7.375% SENIOR NOTES DUE 2020

The exchange offer will expire at 5:00 p.m., New York City time, on September 28, 2012,

unless we extend the exchange offer in our sole and absolute discretion

Terms of the Exchange Offer:

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We are offering to exchange any and all of our outstanding 7.375% senior notes due 2020 in the aggregate principal amount of $875,000,000, which we refer to as “outstanding notes,” for up to $875,000,000 in aggregate principal amount of 7.375% senior notes due 2020, which we refer to as the “exchange notes,” that are identical in all material respects except that the exchange notes have been registered under the Securities Act of 1933, as amended. In this prospectus, “notes” refers to the outstanding notes and the exchange notes, collectively.

•

The terms of the exchange notes are identical to those of the outstanding notes, except the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

•	The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture.

•	We do not intend to list the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system.

•

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

•

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

•	We will exchange all outstanding notes validly tendered and not validly withdrawn before the exchange offer expires for an equal principal amount of exchange notes.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on September 28, 2012, unless extended.

•	We will not receive any cash proceeds from the exchange offer.

•	The exchange of exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.

You should carefully consider the risk factors beginning on page 13 of this prospectus before tendering your outstanding notes for exchange notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or issuing the exchange notes.

The date of this prospectus is August 30, 2012

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired outstanding notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the exchange notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of the outstanding notes upon written or oral request made to: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108, Attention: Secretary, or by phone: (239) 598-3131. To obtain timely delivery of any requested information, holders of outstanding notes must make any request by no later than September 21, 2012, that being five business days before the expiration of the exchange offer.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including, without limitation, statements containing the words “believe,” “anticipate,” “intend,” “expect,” “may,” “could,” “plan,” “continue,” “should,” “project,” “estimate” and words of similar import, constitute “forward-looking statements.” These statements may include projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, debt structure, principal payments on debt, capital structure, the amount and timing of funds under the meaningful use measurement standard of various Health Care Information Technology, or HCIT, incentive programs, other financial items and operating statistics, statements regarding our plans and objectives for future operations, acquisitions, acquisition financing, divestitures and other transactions, statements of future economic performance, statements regarding our legal proceedings and other loss contingencies, statements regarding market risk exposures, statements regarding the effects and/or interpretations of recently enacted or future health care laws and regulations, statements of the assumptions underlying or relating to any of the foregoing statements, and statements that are other than statements of historical fact.

Forward-looking statements are based on our current plans and expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by our forward-looking statements. Furthermore, we operate in a continually changing business and regulatory environment and new risk factors emerge from time to time. We cannot predict what these new risk factors may be, nor can we assess the impact, if any, of such new risk factors on our business or results of operations or the extent to which any factor or combination of factors may cause our actual results to differ materially from those expressed or implied by any of our forward-looking statements. As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	our ability to comply with existing laws and government regulations, and/or changes in laws and government regulations;

•	our ability to comply with laws and regulations regarding patient privacy and patient information security;

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the impact of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Act”) on the health care industry and on our business and results of operations;

•	the outcome of known and unknown litigation, government investigations, and liabilities and other claims asserted against us;

•	our ability to maintain accreditation of our existing health care facilities or any new facilities and to receive reimbursement under Medicare, Medicaid and other federal and state health programs;

•	regulation of the construction or expansion of health care facilities;

•	enactment of rate-setting laws in jurisdictions in which we operate;

•

the potential unfavorable impact on our business of continued deterioration in national, regional and local economic and business conditions, including a continuation or worsening of unfavorable credit market conditions;

•	growth in the number of uninsured and underinsured patients or deterioration in the collectability of the accounts of such patients;

•	reductions in the payments from government programs or managed care companies we receive as reimbursements for the health care services that we provide;

•	the impact of the Budget Control Act of 2011 on Medicare and Medicaid payments to health care providers;

•	limitations on the scope of services for which we are reimbursed and/or downward pressure on reimbursement rates and fees;

•	our substantial indebtedness;

•	the ability to obtain adequate levels of general and professional liability insurance on favorable terms;

•

that a significant portion of our revenue is produced by facilities located in Florida, Mississippi and Tennessee, making us particularly sensitive to legislative, regulatory, economic, environmental and competitive changes in those states;

•	restrictions imposed by the Health Care Reform Act that limit our ability to enter into new joint ventures with physicians;

•	the failure of certain employers or the closure of certain of their facilities in the geographic region of our hospitals;

•	our ability to successfully integrate and improve the operations of our acquisitions and the availability of suitable acquisitions;

•	acquiring unknown or contingent liabilities as a result of our hospital acquisitions;

•	competition both from other hospitals and freestanding outpatient facilities;

•	our ability to attract and retain qualified personnel, nurses, physicians and other health care professionals;

•	the necessity to enhance our hospitals with the most recent technological advances;

•	the failure of our proprietary information technology system;

•	our ability to make payment on the notes;

•	whether the guarantees of the notes made by certain of our subsidiaries may be voidable, subordinated or limited in scope by applicable laws; and

•	other risks and uncertainties identified by us under the heading “Risk Factors.”

Undue reliance should not be placed on our forward-looking statements. Except as required by law, we disclaim any obligation to update our risk factors or to publicly announce updates to the forward-looking statements contained in this prospectus to reflect new information, future events or other developments.

PROSPECTUS SUMMARY

The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we refer to and incorporate by reference herein. In particular, we incorporate important business and financial information into this prospectus by reference. Except as otherwise indicated or the context otherwise requires, in this prospectus, the words “we,” “us,” “our,” “Health Management,” and the “Company” refer to Health Management Associates, Inc., as the issuer of the notes, and its subsidiaries.

Our Company

We are the largest operator of general acute care hospitals and other health care facilities in non-urban communities in the United States. For more than 30 years, we have successfully partnered with local communities to provide outstanding health care services. As of June 30, 2012, we operated 70 hospitals and other health care facilities having an aggregate total of 10,527 licensed beds in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Washington and West Virginia.

We generate revenue primarily through health care services offered at our facilities. Our hospitals typically provide a range of medical and surgical services, including general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services and outpatient services, such as one-day surgery, laboratory, x-ray, respiratory therapy, cardiology and physical therapy. In many of our markets, we also own and operate ancillary health care operations, including surgery centers, diagnostic imaging centers, physician practices, and other businesses.

Our patient-first strategy is to provide high-quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion as well as strategic acquisitions and joint ventures, and further developing our physician and associate relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business.

Our markets are generally non-urban areas with populations of 30,000 to 400,000 people located primarily in the southeastern United States. As of June 30, 2012, 22 of our hospitals are located in Florida, 10 of our hospitals are located in Mississippi and 9 of our hospitals are located in Tennessee. Typically, the hospitals we operate are, or we believe can become, the sole or preferred provider of health care services in their respective markets. Our target markets generally have a history of being medically underserved, which has, in part, resulted in patient outmigration trends to urban medical centers. Through the recruitment of primary care and specialty physicians and the provision of advanced equipment and technology in our facilities, we are delivering an enhanced level and quality of care and have become the health care service provider of choice within many of our markets. Additionally, we believe our focused non-urban market strategy provides us with attractive joint venture and clinical affiliation opportunities with urban tertiary care providers.

Address, Telephone Number and Website

Health Management Associates, Inc. was incorporated in Delaware in 1979 but began operations through a subsidiary that was formed in 1977. Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is (239) 598-3131. Our website is http://www.hma.com. Information on our website is not incorporated into or otherwise a part of this prospectus.

Guarantor and Non-Guarantor Financial Information

Our obligations under the outstanding notes are, and under the exchange notes will be, guaranteed by certain of our existing and future wholly-owned subsidiaries. The note guarantees rank equally in right of payment with all of our subsidiary guarantors’ existing and future senior debt and senior in right of payment to all of our subsidiary guarantors’ existing and future subordinated debt. See “Description of Exchange Notes—General—Note Guarantees.”

As a result of the guarantee arrangements, we provide supplemental guarantor financial information pursuant to Rule 3-10 of Regulation S-X for Health Management, the guarantor subsidiaries and the non-guarantor subsidiaries. On August 10, 2012, we filed a Current Report on Form 8-K, which is incorporated herein by reference, to provide the supplemental guarantor financial information for the periods disclosed within our Annual Report on Form 10-K for the year ended December 31, 2011. On August 1, 2012, we filed a Quarterly Report on Form 10-Q, which is incorporated herein by reference, to provide the supplemental guarantor interim financial information as of June 30, 2012, and for the three and six months ended June 30, 2012 and 2011.

The Exchange Offer

In this prospectus, except as otherwise indicated, “outstanding notes” refers to our unregistered 7.375% senior notes due 2020 issued on November 18, 2011, “exchange notes” refers to the registered 7.375% senior notes due 2020 to be exchanged for the outstanding notes, and “notes” refers to the outstanding notes and the exchange notes, collectively.

On November 18, 2011, we completed a private offering of $875.0 million principal amount of the outstanding notes. The proceeds of the offering of the outstanding notes were used as part of a restructuring of Health Management’s outstanding indebtedness. In addition, Health Management and certain of the subsidiary guarantors entered into a registration rights agreement with Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the initial purchasers of the outstanding notes on November 18, 2011. Pursuant to the registration rights agreement, Health Management and the subsidiary guarantors agreed, for the benefit of the holders of the outstanding notes, at our cost, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the outstanding notes.

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

The Exchange Offer	We are offering to exchange an aggregate of $875.0 million aggregate principal amount of exchange notes for $875.0 million principal amount of outstanding notes that are properly tendered and accepted. You may tender outstanding notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the exchange notes on or promptly after the exchange offer expires.

The forms and terms of the exchange notes will be substantially identical to those of the outstanding notes, except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the outstanding notes prior to the consummation of the exchange offer. We will issue the exchange notes under the same indenture that governs the outstanding notes.

Resales	Based on an interpretation by the staff of the Securities and Exchange Commission, or SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business;

•

have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes; and

•	are not our “affiliate” (as defined in Rule 405 of the Securities Act).

In addition, each participating broker-dealer that receives registered exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market- making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Any holder of unregistered outstanding notes, including a broker-dealer, who:

•	does not acquire the registered exchange notes in the ordinary course of its business;
•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of registered exchange notes; or
•	is our affiliate,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 28, 2012, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange notes pursuant to the exchange offer, you must transmit to U.S. Bank, National Association, as exchange agent, on or before the expiration date, either:

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a computer-generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program, or ATOP, system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•

a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your outstanding notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under “The Exchange Offer–Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or
•	obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book entry transfer cannot be completed on a timely basis, you must tender your outstanding notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the condition to the exchange offer, we will accept for exchange any and all outstanding notes that are validly tendered in the exchange offer and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described under the heading “The Exchange Offer – Withdrawal Rights.”

Consequences of Failure to Exchange Notes	If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions provided in the outstanding notes and the indenture. Following completion of the exchange offer, we do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so in certain limited circumstances. Further, if you continue to hold any outstanding notes after the exchange offer is completed, you may have trouble selling them because there will be fewer of the outstanding notes outstanding.

Appraisal or Dissenters’ Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Material United Stated Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for United Stated federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Fees and Expenses	We will bear the expenses related to the exchange offer. See “The Exchange Offer – Fees and Expenses.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Exchange Agent	U.S. Bank, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent.

Shelf Registration Statement	In certain limited circumstances, holders of outstanding notes may require us to register their outstanding notes under a shelf registration statement. See “The Exchange Offer – Purpose and Effect.”

Terms of the Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. The form and terms of the exchange notes will be substantially identical to those of the outstanding notes, except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the exchange notes prior to the consummation of the exchange offer. We will issue the exchange notes under the same indenture that governs the outstanding notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the exchange notes, see “Description of Exchange Notes.”

Issuer	Health Management Associates, Inc.

Securities Offered	$875.0 million in aggregate principal amount of 7.375% senior notes due 2020

Maturity Date	January 15, 2020

Interest Rate	7.375% per year. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange for such exchange note.

Interest Payment Dates	January 15 and July 15 of each year

Optional Redemption	The exchange notes will be redeemable at our option, in whole or in part, at any time on and after January 15, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to January 15, 2015, we may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of certain equity offerings at a redemption price of 107.375% of the aggregate principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to January 15, 2016, we may also redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption.

See “Description of Exchange Notes—General—Optional Redemption.”

Change of Control Offer	The occurrence of a change of control will be a triggering event requiring us to offer to purchase all or a portion of the exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Guarantees	The exchange notes will be unconditionally guaranteed on a senior unsecured basis by all of our existing and future wholly-owned subsidiaries that are borrowers under or guarantee the indebtedness under our credit facilities or certain other material indebtedness, for so long as indebtedness under the credit facilities or other such indebtedness is so guaranteed, subject to certain exceptions. See “Description of Exchange Notes—General—Note Guarantees.”

Our credit facilities consist of: (i) a $500.0 million five-year revolving credit facility, which we refer to as the revolving credit agreement; (ii) a $725.0 million five-year term loan, which we refer to as term loan A; and (iii) a $1.4 billion seven-year term loan, which we refer to as term loan B.

For the six months ended June 30, 2012, our non-guarantor subsidiaries accounted for approximately $1.64 billion, or 48.6%, of our consolidated net revenue before the provision for doubtful accounts from continuing operations.

Ranking	The exchange notes and the subsidiary guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and:

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will be effectively subordinated to all our secured indebtedness (including obligations under our credit facilities and our existing senior secured notes) to the extent of the value of the pledged assets;

•	will be effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the pledged assets;

•	will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes;

•	will rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness; and

•	will rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness.

We and our subsidiaries may be permitted to incur substantial additional indebtedness, including secured debt, in the future under the terms of the indenture that will govern the exchange notes, the credit agreement that governs our credit facilities, and other existing indebtedness.

As of June 30, 2012, we had approximately $3.6 billion of long-term debt and capital lease obligations, as well as availability of $448.5 million under a long-term revolving credit facility.

Certain Covenants	We will issue the exchange notes under our existing indenture with U.S. Bank, National Association, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;
•	pay dividends or make other distributions or repurchase or redeem our capital stock;
•	prepay, redeem or repurchase certain debt;
•	make loans and investments;
•	sell assets;
•	incur liens;
•	enter into transactions with affiliates;
•	enter into sale/leaseback transactions;
•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and
•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Exchange Notes.”

Absence of a Public Market for the Securities

The exchange notes will be freely transferable but will also be a new issue of securities for which there will not initially be a trading market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. Prior to the issuance of the outstanding notes, certain of the initial purchasers of the outstanding notes advised us that they intended to make a market in the outstanding notes. However, they are not obligated to do so, and any market making with respect to the outstanding notes or the exchange notes may be discontinued without notice.

Risk Factors	You should consider carefully all of the information set forth in this prospectus. In particular, you should evaluate the specific risks identified under “Risk Factors” for an explanation of the risks of investing in the exchange notes.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below and elsewhere in this prospectus, as well as those risks included under “Business” in Item 1 and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which are incorporated herein by reference, before deciding whether to participate in the exchange offer. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business and Operations

We are subject to extensive government regulation regarding the conduct of our operations. If we fail to comply with any existing or new laws or regulations, we could suffer administrative, civil or criminal penalties or be required to make significant changes to our operations.

Companies such as ours that provide health care services are required to comply with many highly complex laws and regulations at the federal, state and local levels, including, but not limited to, those relating to the adequacy of medical care, billing for services, patient privacy, equipment, personnel, operating policies and procedures and maintenance of records. Our policy is to comply with all applicable laws and regulations; however, if we fail to comply with any such laws or regulations, we could become subject to civil and criminal penalties, including the loss of licenses to operate our facilities. We could also be excluded from participating in Medicare, Medicaid and other federal and state health care programs that contribute significantly to our revenue.

Many of the laws and regulations that govern our operations are highly complex and, in certain cases, we do not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations or enforcement of such laws and regulations, as well as modifications thereof, could require us to make changes in our facilities, equipment, personnel, services or capital expenditure programs. Any such changes could harm our business and results of operations.

We are unable to predict the impact that the Health Care Reform Act, which will significantly change the health care industry, will have on our business and results of operations.

The Health Care Reform Act will dramatically change how health care services are covered, delivered and reimbursed through, among other things: a requirement that most Americans obtain health insurance; expanded Medicaid eligibility and coverage for uninsured individuals; reduced growth in Medicare program spending; reductions in Medicare and Medicaid payments; the establishment of value-based purchasing programs where reimbursement is tied to quality; and the elimination of the ability of health care providers like us to enter into new partnerships with physicians in the ownership of certain health care facilities. Additionally, the Health Care Reform Act contains provisions designed to strengthen fraud and abuse enforcement, modifies the health insurance industry and expands existing efforts to tie Medicare and Medicaid reimbursement to performance and quality.

We believe that the expansion of health insurance coverage under the Health Care Reform Act could increase the number of patients using our facilities who have either private or public program health care coverage. As a result of the increased income eligibility limits under the law, we believe that a large percentage of the new Medicaid coverage will be in states that currently have relatively low income eligibility requirements. Three such states are Florida, Mississippi and Tennessee where we operated 41 hospitals as of June 30, 2012. It is difficult to predict the impact of changes resulting from the Health Care Reform Act on us because of numerous issues surrounding the implementation of such law, including, but not limited to, uncertainty regarding:

•

the possibility that portions of the Health Care Reform Act, such as those expanding health insurance or Medicaid coverage, or the entire Health Care Reform Act, will be revised or repealed as a result of legislative action in response to the June 28, 2012 decision of the United States Supreme Court upholding the constitutionality of the Health Care Reform Act;

•	how many previously uninsured individuals will obtain coverage;

•	what percent of newly insured patients will be covered under Medicaid or private health insurance programs;

•	the pace at which health care insurance coverage expands;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	changes in rates paid to hospitals by private payors;

•	changes in rates paid by state governments under the Medicaid program;

•	the ability of states to fund their portion of Medicaid payments;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	how the performance and quality programs mandated by the Health Care Reform Act will be implemented; and

•	whether the Health Care Reform Act will ultimately cause health insurers to seek to reduce reimbursement payments.

The Health Care Reform Act also provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid payments and the establishment of value-based purchasing programs. It is possible that these changes could more than offset other favorable effects from the Health Care Reform Act. It is difficult to predict the impact of the potentially adverse changes on us because of a number of factors, including, but not limited to, uncertainty regarding:

•	whether reductions required by the Health Care Reform Act will be modified prior to becoming effective;

•	the revenue we will generate from Medicare and Medicaid business when the various reductions and adjustments planned under the Health Care Reform Act are implemented;

•	whether the Health Care Reform Act’s performance and quality initiatives will have a negative impact on our business;

•	how successful “Accountable Care Organizations” in which we may participate will be at coordinating care and reducing costs;

•	changes to revenue as a result of value-based purchasing;

•	changes to revenue as a result of bundled payment programs;

•	the scope and nature of potential changes to Medicare reimbursement methods; and

•	reductions in payments we might receive from Medicare for “excessive readmissions” or “hospital acquired conditions.”

As summarized above and elsewhere in these risk factors, we cannot predict the full impact of the Health Care Reform Act on our business or results of operations because of, among other things: (i) the law’s complexity; (ii) the lack of implementing regulations and/or interpretive guidance; (iii) the timing of the law’s implementation (and possible delays in such implementation); (iv) pending and future legal challenges that seek to delay or block certain of the law’s provisions; and (v) possible legislative amendment or repeal of the law. Additionally, we cannot predict how individuals and businesses will respond to the new mandates and alternatives established under the Health Care Reform Act.

Portions of the Health Care Reform Act, such as those provisions expanding health insurance or Medicaid coverage, may be delayed or blocked by individual state governors.

On June 28, 2012, the United States Supreme Court upheld the constitutionality of the Health Care Reform Act. Following the Supreme Court’s decision, the governors of certain states where we maintain operations, including Florida, Mississippi and Texas, announced that they intended to delay or block implementation of certain portions of the Health Care Reform Act (such as those provisions expanding health insurance or Medicaid coverage). If states in which we maintain operations block or delay aspects of the Health Care Reform Act that would otherwise be beneficial to us, our business could be materially harmed and our results of operations and liquidity could be adversely affected.

We are subject to “anti-kickback” and “self-referral” laws and regulations that provide for criminal and civil penalties if they are violated.

The health care industry is subject to many laws and regulations that are designed to deter and prevent practices deemed by the government to be fraudulent, abusive or otherwise contrary to government policies. Unless a safe harbor applies, federal and state anti-kickback laws prohibit giving or receiving any consideration in return for physician referrals. Similarly, unless an exception applies, Section 1877 of the Social Security Act of 1935 (commonly known as the “Stark law”) prohibits physicians from referring Medicare and Medicaid patients to providers of enumerated “designated health services” with whom the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement. Such referrals are deemed to be “self-referrals” due to the physician’s financial relationship with the entity providing the designated health services. Moreover, many states have adopted or are considering similar legislative proposals, some of which extend beyond the scope of the Stark law to prohibit the payment or receipt of remuneration for the prohibited referral of patients for designated health care services and physician self-referrals, regardless of the source of payment for the patient’s care. The Health Care Reform Act provides that submission of a claim for services generated or items provided in violation of the Stark law constitutes a false or fraudulent claim that may be subject to additional penalties under the federal False Claims Act of 1863, referred to as the False Claims Act.

The Health Care Reform Act provides greater resources to enforce the Stark law, including supplemental federal funding of $350 million over ten years to fight health care fraud, waste and abuse. The Health Care Reform Act also changes the intent requirement for health care fraud such that a person need not have actual knowledge or specific intent to commit a violation of the law. This change in the intent requirement will likely make it easier for fraud claims to be brought against a health care provider.

We systematically review our operations on a regular basis to monitor compliance with anti-kickback laws, the Stark law and similar state statutes. When evaluating collaborative relationships with physicians, we consider the scope and effect of these statutes and seek to structure the arrangements in full compliance with their provisions. We also maintain a company-wide compliance program to monitor and promote our continued compliance with these and other statutory prohibitions and requirements. Nevertheless, if it is determined that any of our practices or operations violate the anti-kickback laws, the Stark law or similar state statutes, we could become subject to civil and criminal penalties, including exclusion from Medicare, Medicaid and other federal and state health care programs that contribute significantly to our revenue. The imposition of penalties for alleged or actual violations of the anti-kickback laws, the Stark law and/or similar state statutes, our inability to comply with changes in such laws and/or significant compliance costs associated with any modified laws and regulations could each harm our business.

Additionally, the anti-kickback laws, the Stark law and similar state statutes are subject to change and interpretations and we may not be able to comply with the modified laws and regulations. Moreover, our continued compliance with any such modified laws and regulations could require us to devote extensive resources, financial and otherwise, to achieving and maintaining compliance.

Providers in the hospital industry have been the subject of federal and state investigations and we could become subject to such investigations or whistleblower lawsuits in the future.

Historically, significant media and public attention has been focused on the hospital industry due to investigations related to referrals, cost reporting and billing practices, laboratory and home health care services and physician ownership of joint ventures involving hospitals. Federal and state government agencies have heightened and coordinated their civil and criminal enforcement efforts. Additionally, the Office of the Inspector General of the U.S. Department of Health and Human Services, which we refer to as HHS-OIG, and the U.S. Department of Justice have, from time to time, established enforcement initiatives that focus on specific areas of suspected fraud and abuse. Recent and recently announced initiatives have focused on hospital billing practices (e.g., kyphoplasty, implantable cardioverter defibrillators, or ICDs, etc.), health care provider bad debts, disproportionate share payments, reliability of hospital-reported quality measure data, compliance with the Emergency Medical Treatment and Active Labor Act of 1986, MS-DRG coding and serious medical errors.

In March 2005, the Centers for Medicare and Medicaid Services, which we refer to as CMS, began implementing a pilot recovery audit contractor program, known as RAC, which covered health care providers in certain states. The Tax Relief and Health Care Act of 2006 made the RAC program permanent and expanded it to all fifty states. Among other things, RAC auditors, who are independent contractors, focus on the clinical documentation supporting billings under the Medicare program. If an auditor concludes that such documentation does not support the provider’s Medicare billings, CMS will revise the amount due to the provider, compare such amount to what was previously paid and withhold the difference from a current remittance. The affected facility can appeal the auditor’s findings through an administrative process. During federal fiscal year 2011, approximately $797.4 million in overpayments to Medicare providers was identified and collected and $141.9 million in underpayments was returned to Medicare providers under the RAC program. Effective January 1, 2012, a new three-year Recovery Audit Prepayment Review Demonstration was implemented by CMS, which will allow RAC auditors to conduct prepayment claim reviews. CMS believes such prepayment reviews will both assist in lowering the improper payment rate and identifying potential fraud and abuse, as opposed to the traditional post-payment review mechanisms.

The Health Care Reform Act expanded the RAC program’s scope to all of Medicare, including managed Medicare plans and Medicaid claims, and required all states to enter into contracts with RACs by December 31, 2010. If a state was unable to implement a RAC program by the implementation date of January 1, 2012, then the state was required to request an exception by submitting to CMS a revised State Plan Amendment. The Health Care Reform Act also increased federal funding for Medicaid Integrity Contractors (private contractors that perform post- payment audits of Medicaid claims) for federal fiscal year 2011 and beyond. Additionally, several other contractors, including state Medicaid agencies, have increased their audit and review activities.

The federal government may investigate and bring suit under the False Claims Act. Additionally, the False Claims Act permits private individuals to bring qui tam lawsuits, or “whistleblower” actions, against companies on behalf of the government, alleging that a hospital or health care provider has defrauded a federal or state government program, such as Medicare or Medicaid. As discussed under “Legal Proceedings” in Item 1 of Part II of our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, which is incorporated by reference in this prospectus, we have been named, and may be named, in qui tam actions. Because qui tam lawsuits are filed under seal, we could be named in other such lawsuits of which we are not aware. Additionally, as further discussed under “Legal Proceedings” in Item 1 of Part II of our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, which is incorporated by reference in this prospectus, we are subject to government False Claims Act investigations. If the government intervenes in a qui tam action, or brings its own False Claims Act action after an investigation, and prevails, the defendant may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each false bill submitted by a health care provider to the government is considered a separate false claim and, therefore, penalties under the False Claims Act can be substantial. If the government does not intervene in an action, the qui tam plaintiff may continue to pursue the action independently and the government may seek leave to intervene in the action later in the proceedings. As part of the resolution of a qui tam case, the party filing the initial complaint may share in a portion of any settlement or judgment.

There are many potential bases for liability under the False Claims Act. Liability often arises when an entity “knowingly” submits a false claim for reimbursement to the federal government. The False Claims Act defines the term “knowingly” broadly. Though simple negligence will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard to its truth or falsity constitutes a “knowing” submission under the False Claims Act and, therefore, will qualify for liability. The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the False Claims Act by, among other things, creating liability for knowingly and improperly avoiding repayment of an overpayment received from the government and broadening protections for whistleblowers. Under the

Health Care Reform Act, the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later, constitutes a violation of the False Claims Act. Thus, if a provider is aware that it has retained an overpayment that it has an obligation to refund, there may be a basis for a False Claims Act violation even if the provider did not know the claim was “false” when it was submitted. Further, the Health Care Reform Act expands the scope of the False Claims Act to cover payments in connection with the new health insurance exchanges to be created by the law, if those payments include any federal funds.

The Health Care Reform Act also significantly changes the False Claims Act by removing the jurisdictional bar for allegations based on publicly disclosed information and reducing the requirements for a qui tam relator to qualify as an “original source.” These changes may increase the False Claims Act exposure for health care providers by enabling a greater number of whistleblowers to bring claims.

We closely monitor our billing and other health care practices to maintain compliance with prevailing industry interpretations of applicable laws and regulations. As further discussed under “Legal Proceedings” in Item 1 of Part II of our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, which is incorporated by reference in this prospectus, we are investigating our compliance in the areas that we believe are the subject of the government investigations, and have undertaken a review of our compliance program. Moreover, government investigations could be initiated that are inconsistent with industry practices and prevailing interpretations of existing laws and regulations. In public statements, government authorities have from time to time taken positions on issues for which little official interpretation was available. Some of those positions appear to be inconsistent with practices that have been common within our industry and, in some cases, have not been challenged. Additionally, some government investigations that were previously conducted under civil provisions of federal law are now being conducted as criminal investigations under fraud and abuse laws and certain government investigations that were previously handled administratively are now being conducted as either civil or criminal investigations under civil and criminal fraud and abuse laws.

We cannot predict the outcome of existing government investigations and qui tam lawsuits or whether we will be the subject of future government investigations, inquiries or whistleblower lawsuits. Any determination that we have violated applicable laws or regulations or even a public announcement that we are being investigated for possible violations could harm our business and results of operations. Government investigations, as well as qui tam lawsuits, may lead to material fines, penalties, damages payments or other sanctions, including exclusion from government health care programs. Settlements of lawsuits involving Medicare and Medicaid issues routinely require monetary payments, which could have a materially adverse effect on our business, financial condition, results of operations and/or cash flows.

Additionally, HHS-OIG regularly negotiates corporate integrity agreements, or CIAs, with health care providers as part of the settlement of federal health care program investigations arising under the False Claims Act and other laws. HHS-OIG has the power to exclude providers from federal health care programs and often threatens to exercise that power unless a provider agrees to the terms of a CIA. Although each CIA is different, there are some common provisions. For instance, a CIA generally lasts five years, requires the implementation of specified HHS-OIG compliance policies and procedures and mandates the retention of an independent review organization that is authorized to conduct reviews of the provider. If we were to enter into a CIA as part of a settlement with HHS-OIG in connection with any existing or future proceeding, these and other terms of a CIA could have a materially adverse effect on our business, financial condition, results of operations and/or cash flows.

We could fail to comply with laws and regulations regarding patient privacy and patient information security that could subject us to civil and criminal penalties or harm our results of operations.

There have been numerous legislative and regulatory initiatives at the federal and state levels addressing patient privacy and security standards related to patient information. In particular, federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain provisions that required us to implement and, in the future, may require us to implement additional costly electronic media security systems and to adopt new business practices designed to protect the privacy and security of each of our patient’s health and related financial information. Such privacy and security regulations impose extensive administrative, physical and technical requirements on us, restrict our use and disclosure of certain patient health and financial information, provide patients with rights with respect to their health information and require us to enter into contracts extending many of the privacy and security regulatory requirements to third parties that perform duties and services on our behalf. We are also required to make certain expenditures to help ensure our continued compliance with such laws and regulations and, in the future, such expenses could negatively impact our results of operations. The American Recovery and Reinvestment Act of 2009, referred to as the Economic Stimulus Act, included provisions for heightened enforcement of HIPAA and stiffer penalties for HIPAA violations. If we violate or fail to comply with any such laws or regulations, we could be subject to civil and criminal penalties or it might be necessary for us to increase the personnel, financial and technological resources we devote to our operations to achieve compliance. Moreover, a violation or failure to comply with any such laws or regulations could cause harm to our reputation which, in turn, could result in our patients seeking health care services at facilities that are not operated by us. If any of the foregoing events were to occur, our business and results of operations could be harmed.

If any of our existing health care facilities lose their accreditation or any of our new facilities fail to receive accreditation, such facilities could become ineligible to receive reimbursement under the Medicare, Medicaid and other federal and state health programs, which could harm our business and adversely affect our results of operations.

The construction and operation of health care facilities are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection. Additionally, such facilities are subject to periodic inspection by government authorities to assure their continued compliance with the relevant standards.

All of our hospitals (and substantially all of our laboratories, home health agencies and other health care facilities) are accredited, meaning that they are properly licensed under the relevant state laws and regulations and certified under the Medicare program. The effect of maintaining accredited facilities is to allow such facilities to participate in the Medicare and Medicaid programs. Should any of our health care facilities lose their accredited status and thereby lose certification under the Medicare or Medicaid programs, such facilities would be unable to receive reimbursement from either of those programs and our business and results of operations could be harmed. Because the requirements for accreditation are subject to modification, it may be necessary for us to affect changes in our facilities, equipment, personnel and services to maintain accreditation. Such changes could be expensive and could adversely affect our results of operations.

State efforts to regulate the construction or expansion of health care facilities could impair our ability to expand.

The construction of new health care facilities, the acquisition of existing health care facilities and the addition of new beds or services at existing health care facilities may be reviewed by state regulatory agencies under certificate of need and similar laws. Except for Arkansas, Oklahoma, Pennsylvania and Texas, all other states where our hospitals operate have certificate of need or similar laws. Such laws generally require state agency determination of public need and local agency approval prior to the construction of a new hospital facility and/or the addition of new beds or significant services to a hospital, or a related capital expenditure. Failure to obtain the necessary approvals in these states could: (i) result in our inability to complete a particular hospital acquisition, expansion or replacement; (ii) make a facility ineligible to receive reimbursement under the Medicare and/or Medicaid programs; (iii) result in the revocation of a facility’s license; or (iv) impose civil and criminal penalties on us, any of which could harm our business and results of operations.

Our operations are subject to occupational health, safety and other similar regulations and failure to comply with such regulations could harm our business and results of operations.

We are subject to a wide variety of federal, state and local occupational health and safety laws and regulations. Regulatory requirements affecting us include, but are not limited to, those covering: (i) air and water quality control; (ii) occupational health and safety (e.g., standards regarding blood-borne pathogens and ergonomics, etc.); (iii) waste management; (iv) the handling of asbestos, polychlorinated biphenyls and radioactive substances; and (v) other hazardous materials. If we fail to comply with those standards, we may be subject to sanctions and penalties that could harm our business and results of operations.

We could fail to comply with the federal Emergency Medical Treatment and Active Labor Act of 1986, or EMTALA, which could subject us to civil monetary penalties or cause us to be excluded from participation in the Medicare program.

All of our facilities are subject to EMTALA, which requires every hospital participating in the Medicare program to conduct a medical screening examination of each person presented for treatment at its emergency room. If a patient is in active labor or suffering from an emergency medical condition, the hospital must either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition, regardless of the patient’s ability to pay for care. EMTALA imposes severe penalties if a hospital fails to screen, appropriately stabilize or transfer a patient, or if a hospital delays service while first inquiring about the patient’s ability to pay. Such penalties include, but are not limited to, civil monetary penalties and exclusion from participation in the Medicare program. In addition to civil monetary penalties, an aggrieved patient, a patient’s family or a medical facility that ultimately suffers a financial loss as a direct result of a transferring hospital’s EMTALA violation can commence a civil suit under EMTALA. Although we believe that our facilities comply with EMTALA, there can be no assurances that claims will not be brought against us and, if successfully asserted against one or more of our hospitals, such claims could adversely affect our business and results of operations.

Increased state regulation of the rates we charge for our services could adversely affect our results of operations.

We currently operate one hospital in West Virginia, a state that requires us to submit annual requests for increases in our rates. Accordingly, the operating margins for our West Virginia hospital may be adversely affected if we are unable to increase our rates as our expenses increase, or if the rates we charge are decreased as a result of regulatory action. If other states in which we operate enact similar rate-setting laws, those actions could harm our business and results of operations.

Continued weak economic conditions could adversely impact our business and results of operations.

Our future patient volume, the ability to collect our accounts receivable and our overall future results of operations could be materially adversely impacted by a continuation of the current weak economic conditions, especially levels of unemployment that are substantially higher than historical trends. While certain health care spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of health care spending may be adversely impacted by these conditions. When individuals are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. Moreover, a greater number of uninsured patients may seek care in our emergency rooms. We believe that a persistent weak economy could: (i) increase the number of uninsured people, which would likely increase our costs for uncompensated patient care; (ii) reduce our revenue due to decreased funding from Medicaid and other state health care programs that are struggling financially; (iii) reduce the number of elective surgeries and other procedures performed at our hospitals and other health care facilities; and (iv) threaten the solvency of managed care health plans and others that do business with us, each of which could adversely impact our business and results of operations.

Growth in the number of uninsured and underinsured patients or deterioration in the collectability of the accounts of such patients could adversely affect our results of operations.

The principal collection risks for our accounts receivable relate to uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts required by the applicable agreement but patient responsibility amounts (e.g., deductibles, co-payments, other amounts not covered by insurance, etc.) remain outstanding. Our provision for doubtful accounts provides for, among other things, amounts due from such patients. The determination of the amount of our provision for doubtful accounts is based on, among other things, our assessment of historical cash collections and accounts receivable write-offs, expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other relevant key indicators. If we experience significant increases in uninsured and underinsured patients and/or uncollectible accounts receivable, our results of operations could be adversely affected.

In accordance with our Code of Business Conduct and Ethics, as well as the provisions of EMTALA, we provide a medical screening examination to any individual who comes to one of our hospitals while in active labor and/or seeking medical treatment (whether or not such individual is eligible for insurance benefits and regardless of ability to pay) to determine if such individual has an emergency medical condition. If it is determined that such person has an emergency medical condition, we provide further medical treatment as is required to stabilize the patient’s medical condition, within the facility’s capability, or arrange for the transfer of such patient to another medical facility in accordance with applicable law and the treating hospital’s written procedures. If our volume of indigent and charity care patients with emergency medical conditions increases significantly, our results of operations may be adversely impacted.

The Health Care Reform Act seeks to decrease, over time, the uninsured population. Among other things, the Health Care Reform Act will, effective January 1, 2014, expand Medicaid eligibility and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. Even after full implementation of the Health Care Reform Act, we may continue to experience a high level of uncollectible accounts and provide discounts to, and charity care for, certain individuals who are not enrolled in a health care program under the law, as well as certain state governments that may attempt not to implement Health Care Reform Act required expansion of their Medicaid programs.

If government programs or managed care companies reduce the payments we receive as reimbursement for the health care services we provide, whether as a result of the implementation of the Health Care Reform Act or otherwise, our revenue could decline and our business and results of operations could be adversely affected.

We derive a substantial portion of our revenue from federal and state government reimbursement programs, including Medicare and Medicaid. Such programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations concerning, among other things: (i) patient eligibility requirements and the method of calculating payments or reimbursement; (ii) requirements for utilization review activities; and (iii) federal and state funding restrictions, all of which could materially increase or decrease the payments to us in the future, as well as affect the timing of such payments.

Previous changes in the Medicare and Medicaid programs have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for health care services. Specifically, the Health Care Reform Act provides for significant reductions in the growth of Medicare program spending, including reductions in market basket update factors and disproportionate share payments. Reductions to our Medicare and Medicaid reimbursement by the Health Care Reform Act could harm our business and adversely impact our results of operations, especially in the short-term before we experience any potential increases in revenue from providing care to previously uninsured individuals.

Pressure on federal and state programs, which has increased as a result of the prolonged economic downturn, may also impact the availability of taxpayer funds for the Medicare and Medicaid programs. For example, a number of states are experiencing substantial budget shortfalls and, as a result, have adopted legislation, or are considering legislation, designed to reduce their Medicaid expenditures and/or reduce the number of Medicaid enrollees. We are unable to predict the potential effects that future government health care funding policy changes will have on our operations. Moreover, in response to the Health Care Reform Act and state budgetary fiscal pressures, many states are seeking waivers and demonstration program approval from CMS with respect to their Medicaid programs. The proposals are varied and include, among other things, features such as mandatory managed care, capitated managed care and a prioritized list of health care services to define a state program’s benefit package. We cannot predict which, if any, of these or other waivers and demonstrations will be permitted within the states where we operate. If the rates paid by government payors are reduced or if the scope of services covered by government payors is limited, our business and results of operations could be adversely affected.

In addition to changes in government reimbursement programs, third party payors, including managed care health plans, are increasingly demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through, among other means, capitation arrangements under which health care providers are paid a fixed fee per enrolled participant, regardless of the level of services provided to that participant. Efforts by third parties to aggressively manage reimbursement levels and enforce stringent cost controls are expected to continue. In fact, as the Health Care Reform Act is implemented over time, third party payors may increasingly demand reduced fees.

Our future success will depend, in part, on our ability to retain and renew our managed care contracts and enter into new managed care contracts on terms that are favorable to us. It would harm our business if we were unable to enter into arrangements with managed care health plans on economic terms that are acceptable to us. Material reductions in the payments that we receive for our services or difficulties collecting our accounts receivable from managed care health plans could each adversely affect our business and results of operations.

If unfavorable Medicare or Medicaid reimbursement changes result from the Budget Control Act of 2011, our business and results of operations could be harmed.

The Budget Control Act of 2011, or the BCA, was enacted on August 2, 2011. Among other things, the BCA (i) increased the federal debt ceiling by approximately $900 billion and (ii) immediately cut and capped federal discretionary spending, excluding the Medicare and Medicaid programs, thereby saving an estimated $917 billion over the next ten years. The BCA also established the Joint Select Committee on Deficit Reduction (the “Deficit Reduction Committee”), a twelve-member bipartisan joint committee of Congress. The primary goal of the Deficit Reduction Committee was to propose legislation by November 23, 2011 to further reduce the federal deficit by $1.5 trillion over the next ten years. Those deficit reduction measures were expected to be in addition to those already contained in the Health Care Reform Act. Pursuant to the BCA, if the legislation proposed by the Deficit Reduction Committee was not approved by Congress by December 23, 2011 and enacted into law by January 15, 2012 or if the Congressionally-approved legislation did not achieve a federal deficit reduction in an amount of at least $1.2 trillion, then spending cuts aggregating $1.2 trillion over the next ten years (less any amount that resulted from earlier Congressional action) would automatically begin in January 2013. The Deficit Reduction Committee failed to propose legislation by December 23, 2011. Therefore, the reductions and spending cuts dictated by the BCA, which are required to be split equally between defense and non-defense programs, are scheduled to take effect beginning in January 2013. Payments to Medicare providers are included in the automatic spending cuts; however, the BCA provides that Medicare payments may be reduced by no more than 2% and certain other programs, including Medicaid, would be exempt from the automatic spending cuts. At this time, we are unable to determine how the automatic Congressional spending cuts will affect Medicare and Medicaid reimbursement in the future; however, significant reimbursement reductions or other program modifications that result from the BCA could harm our business and results of operations.

Controls designed by third parties to reduce inpatient services may reduce our revenue.

Controls imposed by third party payors that are designed to reduce admissions and average length of hospital stays, commonly referred to as “utilization reviews,” have affected and are expected to continue to affect our operations. Utilization reviews entail an evaluation of a patient’s admission and course of treatment by managed care health plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively impacted by payor-required pre-admission authorization, utilization reviews and payor pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. Efforts to impose stringent cost controls are expected to continue. For example, the Health Care Reform Act expands the use of prepayment and postpayment reviews by Medicare and Medicaid contractors. Although we cannot predict the effect that these changes will have on our operations, limitations on the scope of services for which we are reimbursed and/or downward pressure on reimbursement rates and fees as a result of utilization reviews could adversely affect our results of operations.

Our substantial borrowings have, and will continue to have, a significant effect on our business and may affect our ability to secure additional financing when needed.

As of June 30, 2012, we had approximately $3.6 billion of long-term debt and capital lease obligations, as well as availability of $448.5 million under a long-term revolving credit facility. Our ability to service, repay or refinance our indebtedness or secure additional capital resources to fund our operational, acquisition and other growth strategies will depend on, among other things, our future operating performance. Those operating results may be affected by general economic, competitive, regulatory, business and other factors beyond our control. We believe that our future cash flow from operating activities, together with currently available and potentially new financing arrangements, will be sufficient to fund our operating, strategic growth, capital expenditure and debt service requirements. However, if we fail to meet our financial obligations or if supplemental financing is not available to us on satisfactory terms when needed, our business could be harmed.

Our substantial leverage, debt service requirements and covenant restrictions/limitations could have other important consequences to us, including, but not limited to, the following:

•

Our senior secured credit facilities and the indentures governing our senior notes and our convertible senior subordinated notes contain, and any future debt obligations that we incur will likely contain, covenants and restrictions that, among other things, require us to maintain compliance with certain financial ratios. If we do not comply with these or other financial covenants in those arrangements, an event of default may result, which, if not cured or waived, could require us to immediately repay or refinance our indebtedness. Additionally, an event of default under our senior secured credit facilities would permit the lenders to terminate all commitments to extend further credit to us under such facility. Furthermore, if we become unable to repay the amounts due and payable under our senior secured credit facilities, the lenders could proceed against the collateral granted to them to secure that indebtedness. In the event that our lenders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. Moreover, covenant violations could also subject us to higher interest and financing costs on our debt obligations and our credit ratings could be adversely affected.

•

In the event of a default under one or more of our debt arrangements, we may be forced to pursue alternative strategies, such as restructuring or refinancing our indebtedness, selling core assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effectuated on satisfactory terms, if at all, or that sufficient funds could be obtained to make required debt service payments. Additionally, a debt restructuring could subject us to higher interest and financing costs and our credit ratings could be adversely affected.

•	In the event of higher interest rates in the marketplace we could be exposed to higher interest and financing costs on our variable rate long-term borrowings.

•

We are required to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which may reduce the amount of discretionary funds available for our other operational needs and growth objectives.

•

Because of the need for increased cash flow to service our debt arrangements, we may be more vulnerable to a decline in our business, changes in the health care industry or prolonged weak economic conditions.

•	Our flexibility in planning for, or reacting to, changes in our business and the health care industry may be limited.

•	We may be at a disadvantage in the markets where our hospitals and other health care facilities operate when compared to our competitors and peers that have less debt or less restrictive covenants.

•	We may be limited in our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms on a timely basis, or at all.

The terms of our senior secured credit facilities and the indentures governing the notes and our other senior notes as well as our convertible senior subordinated notes restrict our current and future operations, particularly our ability to take certain actions, which could harm our business.

Our senior secured credit facilities and the indentures governing our senior notes and our convertible senior subordinated notes contain a number of restrictive covenants that impose significant operational and financial restrictions on us and may limit our ability to engage in activities that may be in our long-term best interest. Among other things, those covenants impose restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	consolidate, merge or sell all or substantially all of our assets;

•	incur liens;

•	grant additional security interests and provide new guarantees;

•	enter into transactions with affiliates;

•	enter into sale-leaseback transactions;

•	invest in joint ventures and make capital expenditures; and

•	alter the businesses we conduct.

As a result of these restrictions, we may be (i) limited in how we conduct our business; (ii) unable to raise additional debt or equity financing when necessary or desirable; or (iii) unable to compete effectively or take advantage of new business opportunities. These restrictions could materially affect our ability to grow our business in accordance with our strategic operational and growth initiatives, which would harm our business.

If credit markets become unstable and we are not able to access them to obtain financing on commercially reasonable terms when needed or desirable, our business could be materially harmed and our results of operations could be adversely affected.

Our ability to secure additional capital resources to fund our operational and growth strategies may depend on our ability to access the credit markets. During the past few years, credit markets have experienced unstable conditions and, for a period of time, they were essentially unavailable due to a severe banking crisis. We cannot predict whether we will be able to access the credit markets when necessary or desirable. If we are not able to access credit markets and obtain financing on commercially reasonable terms when needed, our business could be materially harmed and our results of operations could be adversely affected.

We are presently the subject of legal proceedings that, if resolved unfavorably, could have an adverse effect on us.

We are a party to various ongoing government investigations, legal proceedings and other related matters, which are described under “Legal Proceedings” in Item 1 of Part II of our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, which is incorporated by reference in this prospectus. Those proceedings include, among other things, government investigations. Should an unfavorable outcome occur in some or all of our current legal proceedings, or if successful claims and other actions are brought against us in the future, there could be a materially adverse effect on our financial position, results of operations and liquidity.

As described above in further detail, government investigations, as well as qui tam lawsuits, may lead to material fines, penalties, damages payments or other sanctions, including exclusion from government health care programs. Settlements of lawsuits involving Medicare and Medicaid issues routinely require both monetary payments and corporate integrity agreements, each of which could have a materially adverse effect on our business, financial condition, results of operations and/or cash flows.

We may incur liabilities not covered by our insurance or which exceed our insurance limits, or a party to our insurance program could become insolvent or otherwise not meet its contractual obligations.

In the ordinary course of business, our subsidiary hospitals and other health care facilities and our employed physicians are subject to medical malpractice lawsuits, product liability lawsuits and other legal actions. Some of these actions may involve large claims, as well as significant defense costs. We self-insure a substantial portion of our professional liability risks. Based on our past experience and current actuarial estimates, we believe that our insurance coverage and our self-insurance reserves are sufficient to cover claims arising from the operations of our subsidiary hospitals and other health care facilities and our physician practices. However, if payments for indemnity claims and related expenses exceed our estimates or if payments are required to be made by us that are not covered by insurance, our business could be harmed and our results of operations could be adversely impacted. Also, one or more of the unrelated insurance and reinsurance companies that provide us coverage could become insolvent or otherwise be unable to fulfill their contractual obligations to us, each of which could adversely affect our business and results of operations.

Our facilities are heavily concentrated in Florida, Mississippi and Tennessee, which makes us sensitive to regulatory, economic and competitive changes in those states, as well as the harmful effects of hurricanes and other severe weather activity in regions in and around the Gulf of Mexico.

As of June 30, 2012, we operated 70 hospitals, including 41 in Florida, Mississippi and Tennessee. Our home office is also located in Florida. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in those states. Any material changes in those factors in Florida, Mississippi or Tennessee could have a disproportionate effect on our business and results of operations.

Moreover, regions in and around the Gulf of Mexico commonly experience hurricanes and other extreme weather conditions. As a result, certain of our health care facilities, especially those in Florida and Mississippi, and our home office are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage experienced in storm-affected areas by our patients, physicians, payors, vendors and others. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our hospitals are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.

The failure of certain employers or the closure of certain facilities could have a disproportionate impact on our hospitals and harm our business.

The economies in the non-urban communities where our hospitals operate are often dependent on a small number of large employers. Those employers often provide income and health insurance for a disproportionately large number of community residents who may depend on our hospitals and other health care facilities for their care. The failure of one or more large employer or the closure or substantial reduction in the number of individuals employed at facilities located in or near the communities where our hospitals operate, could cause affected employees to move elsewhere to seek employment or lose insurance coverage that was otherwise available to them. The occurrence of these events could adversely affect our revenue and results of operations, thereby harming our business.

Our growth strategy depends, in part, on acquisitions. However, we may not be able to continue to acquire hospitals and other ancillary health care businesses that meet our target criteria. We may also have difficulty acquiring hospitals from not-for-profit entities due to regulatory scrutiny and other restrictions.

Acquisitions of general acute care hospitals and other ancillary health care businesses in non-urban markets are part of our overall growth strategy. We face competition for potential acquisition targets primarily from other for-profit health care companies. Some of our competitors have greater resources than we do. Additionally, many states have enacted, or from time to time consider enacting, laws that affect the conversion or sale of not-for-profit hospitals to for-profit entities. These laws generally require prior approval from state attorneys general, advance notification and community involvement. Moreover, attorneys general in states without specific conversion legislation may exercise broad discretionary authority over such transactions. Although the level of government involvement varies from state to state, the trend is to provide increased regulatory review and, in some cases, approval of a transaction where a not-for-profit entity sells a health care facility to a for-profit entity. The adoption of new or expanded conversion legislation, increased review of not-for-profit hospital conversions or our inability to effectively compete against other potential buyers could make it more difficult for us to acquire hospitals and other ancillary health care businesses, increase our acquisition costs and/or make it difficult for us to complete acquisitions that otherwise meet our target criteria, any of which could adversely affect our growth strategy and results of operations.

The Health Care Reform Act restricts our ability to enter into new joint ventures with physicians and subjects our existing joint ventures to substantial limitations. Because these joint ventures were an important part of our growth strategy prior to the enactment of the Health Care Form Act, the new restrictions may have an adverse effect on our business.

At a number of our hospitals, we have partnered with local physicians in the ownership of the facility. Such arrangements were entered into under a provision of the Stark law that allowed physicians to invest in an entire hospital. Such provision is commonly referred to as the “whole hospital” exception. The Health Care Reform Act changed the whole hospital exception such that existing physician investments in a whole hospital are only permitted to continue under a grandfather clause if the arrangement satisfies certain requirements. However, physicians are now prohibited from increasing their aggregate ownership percentage in any grandfathered joint venture hospital and/or entering into new hospital joint ventures. Additionally, the Health Care Reform Act restricts the ability of existing physician-owned hospitals to expand the number of operating rooms, procedure rooms and licensed beds that they operate. Prior to the passage of the Health Care Reform Act, joint ventures with physician partners had been an important component of our growth strategy. Our inability to enter into future hospital joint ventures with physicians may slow our strategic growth plans. Moreover, we may be unable to expand the services at our affected hospitals and/or effectively compete in certain markets if the Health Care Reform Act or other laws and regulations materially restrict our grandfathered joint venture hospitals from increasing their operating rooms, procedure rooms and licensed beds, each of which could adversely affect our results of operations and harm our business.

We may fail to improve or integrate the operations of the hospitals we acquire, which could harm our results of operations.

Prior to their acquisition, most of the hospitals we acquire were experiencing operating losses or had significantly lower operating margins than the hospitals we operate. We may be unable to timely and effectively integrate the hospitals that we acquire with our ongoing operations or we may experience delays implementing operating procedures and systems at those hospitals. Integrating a new hospital can be expensive and time consuming and could disrupt our ongoing business, negatively affect our cash flow and distract management and other key personnel. Acquired hospitals require transitions from, and the integration of, operations, personnel and information systems. If we are unable to improve the operating margins of the hospitals we acquire, operate such hospitals profitably or effectively and timely integrate their operations, our results of operations could be harmed.

The availability of approved Medicare and Medicaid provider numbers may be delayed following our acquisition of a hospital.

Following an acquisition, we generally seek approval to use the predecessor hospital’s provider numbers for Medicare and Medicaid reimbursement. If we are unable to obtain the necessary approvals to use such provider numbers on a timely basis, our receipt of Medicare and Medicaid reimbursement could be delayed. Such delays could temporarily harm our cash flows.

If we acquire hospitals or other ancillary health care businesses with unknown or contingent liabilities, we could become liable for material obligations.

Hospitals and other ancillary health care businesses that we acquire may have unknown or contingent liabilities, including, but not limited to, liabilities for failure to comply with health care laws and regulations, medical and general professional liabilities, workers’ compensation liabilities, tax liabilities and liabilities for unacceptable business practices. Although we typically exclude significant liabilities from our acquisition transactions and seek indemnification from the sellers for these matters, we could experience difficulty enforcing those obligations or we could incur material liabilities for the pre-acquisition activities of the hospitals and other ancillary health care facilities that we acquire. Such liabilities and related legal or other costs could harm our business and results of operations.

Other hospitals and freestanding outpatient facilities provide services similar to ours, which may raise the level of competition we face and adversely affect our results of operations.

The health care industry is highly competitive and competition among hospitals and other health care providers has intensified in recent years. In some of the geographic areas where we operate, there are other hospitals that provide services comparable to those offered by our hospitals and other health care facilities. Some of those competitor hospitals are owned by government agencies and supported by tax revenue and others are owned by not-for-profit corporations and may be supported, in part, by endowments and charitable contributions. Such support is not available to our hospitals. In some cases, our competitors may be a significant distance away from our facilities; however, patients in our markets may migrate, may be referred by local physicians or may be required by their health plan to travel to these hospitals for care. Furthermore, some of our competitors may be better equipped than us and can offer a broader range of services than we do. Additionally, outpatient treatment and diagnostic imaging facilities, outpatient surgical centers, specialized care providers (e.g., oncology, physical therapy, etc.) and freestanding ambulatory surgical centers (each of which may have physician ownership interests) have increased in number and accessibility in recent years. This broader selection of health care facilities in the communities that we serve has challenged our market share. If our hospitals and other health care facilities are not able to effectively attract patients, our business and results of operations could be harmed.

If we are not able to provide high quality medical care at a reasonable price, patients may choose to receive their health care from our competitors.

In recent years, the number of quality measures that hospitals are required to report publicly has increased. CMS publishes performance data related to quality measures and data on patient satisfaction surveys that hospitals submit in connection with the Medicare program. Federal law provides for the future expansion of the number of quality measures that must be reported. Additionally, the Health Care Reform Act requires all hospitals to annually establish, update and make public a list of their standard charges for products and services. If any of our hospitals achieve poor results on their quality measures or patient satisfaction surveys (or results that are lower than our competitors) or if our standard charges are higher than our competitors, our patient volume could decline because patients may elect to use competing hospitals or other health care providers that have better metrics and pricing. This circumstance could harm our business and results of operations.

Our performance depends on our ability to recruit and retain quality physicians.

Physicians make admitting and other decisions regarding the appropriate course of patient treatment, which, in turn, affect hospital revenue. Therefore, the success of our hospitals depends, in part, on the number and quality of the physicians on their medical staffs, the admitting practices of those physicians and continued good relations with such physicians. Many of the physicians working at our hospitals are not our employees and, in a number of the markets that we serve, they have admitting privileges at hospitals other than our own. If we are unable to provide adequate support personnel or technologically advanced equipment and facilities that meet physicians’ needs, they may be discouraged from referring patients to our facilities and our results of operations could be adversely affected.

Additionally, we could find it difficult to attract an adequate number of physicians to practice in certain of the non-urban communities where our hospitals are located. An inability to recruit physicians to those communities or the loss of physicians in those communities could make it difficult to attract patients to our hospitals and thereby harm our business and results of operations. On a national level, a shortage of physicians is a possible unintended consequence of the Health Care Reform Act. The millions of uninsured individuals who will obtain insurance under the new law will eventually be in need of primary care and other physicians, whose numbers may not increase proportionately. In the future, this shortage may require us to enhance wages and benefits to recruit and retain qualified physicians or require us to hire expensive temporary and per diem personnel.

If we do not continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

The technology used in medical equipment and related devices is constantly evolving and, as a result, manufacturers and distributors continue to offer new and upgraded products to health care providers. To compete effectively, we must continually assess our equipment needs and upgrade when significant technological advances occur. If our hospitals do not stay current with technological advances in the health care industry, patients may seek treatment from other providers and/or physicians may refer their patients to alternate sources, which could adversely affect our results of operations and harm our business.

Our hospitals face competition for medical support staff, including nurses, pharmacists, medical technicians and other personnel, which may increase our labor costs and adversely affect our business.

We are highly dependent on our experienced medical support personnel, including nurses, pharmacists and lab technicians, seasoned local hospital management and other medical personnel. We compete with other health care providers to recruit and retain these health care professionals. On a national level, a shortage of nurses and certain other medical support personnel has been a significant operating issue for a number of health care providers. In the future, this shortage may require us to enhance wages and benefits to recruit and retain such personnel or require us to hire expensive temporary and per diem personnel. Additionally, to the extent that a significant portion of our employee base unionizes, or attempts to unionize, our labor costs could increase. Certain proposed changes in federal labor laws, such as the Employee Free Choice Act of 2009, could increase the likelihood of unionization at our facilities. If our wages and related expenses rise, we may not be able to correspondingly increase our reimbursement rates. Our inability to recruit and retain qualified hospital management, nurses and other medical support personnel or our inability to modulate labor costs could adversely affect our results of operations and harm our business.

We depend heavily on key management personnel and the loss of the services of one or more of our key executives or a significant portion of our local hospital management personnel could harm our business.

Our success depends, in large part, on the skills, experience and efforts of our senior management team and the efforts, ability and experience of key members of our local hospital management teams. We do not maintain employment agreements with our management personnel. The loss of the services of one or more members of our senior management team or a significant portion of our local hospital management teams could significantly weaken our ability to efficiently deliver health care services, which could harm our business.

Our business could be harmed by a failure of our proprietary information technology system.

The performance of our proprietary management information system, known as the Pulse System®, is critical to our business operations. Any failure that causes a material interruption in the availability of the Pulse System® could adversely affect our operations or delay our cash collections. Although we have implemented antivirus, network security and disaster recovery measures, our servers could become vulnerable to computer viruses, break-ins, disruptions from unauthorized tampering, hurricane-related failures and other extreme weather conditions. Any of these circumstances could result in interruptions, delays, the loss or corruption of data, or a general lack of availability of the Pulse System®, each of which could harm our business and results of operations. Moreover, in the event of a failure of the Pulse System®, we may be required to devote substantial personnel, financial and technological resources to correct any then existing deficiencies and/or enhance the system design to prevent such a failure from occurring again in the future, which could also harm our business and results of operations.

If we fail to effectively and timely implement electronic health record systems, our operations could be harmed.

As required by the portion of the Economic Stimulus Act commonly referred to as “HITECH,” CMS has developed and is implementing an incentive payment program for eligible hospitals and health care professionals that adopt and meaningfully use certified electronic health record technology. The U.S. Department of Health and Human Services, which we refer to as HHS, is using the Provider Enrollment, Chain and Ownership System, or PECOS, to verify Medicare enrollment prior to making electronic health record incentive program payments. If our hospitals or physicians are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing an electronic health record system. Further, beginning in federal fiscal year 2015, eligible hospitals and professionals that fail to demonstrate meaningful use of certified electronic health record technology will be subject to reduced payments from Medicare. Any failure by us to effectively implement an electronic health record system in a timely manner, or maintain currently compliant systems, could have an adverse effect on our results of operations.

HITECH provides that patients have the right to receive information regarding their treatment and the payments made for their health care services during the three years prior to their request. HHS released a proposed rule on May 31, 2011 that would require hospitals and health care professionals to keep records about not only disclosures of, but also internal access to, certain patient health records. If implemented, such proposed rule would mean, among other things, that patients would have a right to request the names of every person who viewed their records. If implemented in its current form, the proposed rule could require us to devote significant resources to further enhance our recordkeeping systems.

Risks Related to the Exchange Offer

If you do not properly tender your outstanding notes, you will continue to hold unregistered notes and your ability to transfer your outstanding notes will remain restricted.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. Following completion of the exchange offer, we do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so in certain limited circumstances. Further, if you continue to hold any outstanding notes after the exchange offer is completed, you may have difficulty selling them because there will be fewer of the outstanding notes outstanding.

Some holders who exchange their outstanding notes for exchange notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes for exchange notes in the exchange offer, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Based on interpretations by the SEC in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that holders:

•	who are not our “affiliates” within the meaning of Rule 405 of the Securities Act;

•	who acquire their exchange notes in the ordinary course of business;

•	who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes; and

•	who are not broker-dealers

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders who meet the above criteria must tell us in writing at our request that they meet these criteria. Holders who do not meet these criteria may not rely on interpretations of the SEC in no-action letters and, therefore, they must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of the exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

We currently have a significant amount of indebtedness and will continue to have significant indebtedness after this offering. As of June 30, 2012, we had approximately $3.6 billion of long-term debt and capital lease obligations, as well as availability of $448.5 million under a long-term revolving credit facility.

  Our substantial indebtedness could have negative consequences to you and us. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantial additional indebtedness, which could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and other existing indebtedness do not fully prohibit us or our subsidiaries from doing so. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Exchange Notes” and “Description of Certain Other Indebtedness.”

As of June 30, 2012, standby letters of credit under our revolving credit agreement in favor of third parties of approximately $51.5 million were outstanding, which reduced the amount for borrowing under our revolving credit agreements to $448.5 million on that date.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on some factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost management and operating improvements, we believe our expected cash flow from operations, available cash and other sources of available financing will be adequate to meet our future liquidity needs for at least the next 12 months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund any other liquidity needs that may arise. We may need, or it may be desirable for us, to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Furthermore, we cannot provide any assurances that a crisis in the global capital markets, or adverse general economic conditions in general, will not have a material impact on our future operations and cash flows.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.

We derive substantially all our revenue from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions and advances from our subsidiaries in order to meet our payment obligations under the exchange notes and our other obligations. In general, and subject to certain guarantees that our subsidiaries will issue under the terms of the exchange notes, these subsidiaries are separate and distinct legal entities, which will have no obligation to pay any amounts due on our debt securities, including the exchange notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Furthermore, our subsidiaries are permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the exchange notes when due. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the exchange notes would be substantially impaired.

The exchange notes are subject to prior claims of our existing and future secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the exchange notes.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. The exchange notes are effectively subordinated to all of our secured indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the exchange notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the exchange notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the exchange notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you if such an event occurs. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the exchange notes then outstanding would remain unpaid. Moreover, the indenture that governs the exchange notes, the credit agreement that governs our credit facilities, and the agreements and instruments that govern our other existing indebtedness may, by their terms, permit us and our subsidiaries to borrow substantial additional indebtedness, including secured debt, in the future.

Your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Certain of our subsidiaries will not guarantee the exchange notes. In addition, the lenders under the credit agreement governing our credit facilities will have the discretion to release the guarantees under such agreement under certain circumstances. While any obligations under our credit facilities remain outstanding, any guarantee of the exchange notes may be released without action by, or the consent of, the trustee under the indenture, if the related guarantor is no longer a guarantor of obligations under the credit facilities. Additionally, non-wholly owned subsidiaries may become guarantors under our credit facilities but will not be required by the indenture to also become guarantors of the exchange notes. In addition, certain newly acquired subsidiaries will not be required to guarantee the exchange notes, even though they may guarantee our obligations under our credit facilities, until such time as we are not required to provide separate financial statements for such newly acquired subsidiaries under applicable SEC rules and regulations. See “Description of Exchange Notes—General—Note Guarantees” and “Description of Certain Other Indebtedness.”

Claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the exchange notes. The indenture permits these subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the indenture. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Our subsidiaries that will not guarantee the exchange notes upon the closing of this offering generated 48.6% of our consolidated net revenue before the provision for doubtful accounts from continuing operations during the six months ended June 30, 2012.

The guarantees may be voidable, subordinated or limited in scope under United States federal and state laws governing fraudulent transfer and insolvency and, under certain circumstances, such laws allow courts to void guarantees and require holders of the exchange notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and either

¡	was insolvent or rendered insolvent by reason of such incurrence; or

¡	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

¡	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes. If a court voided such guarantee, holders of the exchange notes would no longer have a claim against such subsidiary. In addition, a court might direct holders of the exchange notes to repay any amounts already received from such subsidiary. If a court were to void any guarantee, we can not assure you that funds would be available to pay the exchange notes from any other subsidiary or from any other source.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the exchange notes to other claims against us under the principle of equitable subordination if the court determines that the holder of exchange notes engaged in some type of inequitable conduct, the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of exchange notes, and equitable subordination is not inconsistent with the provisions of the bankruptcy code.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a “Change of Control,” as defined in the indenture that governs the notes, we are required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that such change of control triggers repayment obligations under our other indebtedness and capital leases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Exchange Notes.”

One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under the laws of the State of New York, which is the applicable state law that governs the indenture and the exchange notes, and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the exchange notes to obtain the benefit of an offer to repurchase all or portion of the notes held by such holder may be impaired.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market and an active trading market may not develop for the exchange notes.

The exchange notes have no established trading market. We do not intend to list the exchange notes on any national securities exchange or have the exchange notes quoted on an automated quotation system. If an active market for the exchange notes does not develop, the market price and liquidity of the exchange notes could be adversely affected. In that case, the holders of the exchange notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the exchange notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and for the six months ended June 30, 2012. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit), plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Year Ended December 31,					Six Months Ended June 30, 2012
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	2.3	2.3	2.0	2.3	1.8	1.8

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data is derived from our audited consolidated financial statements. Operating results for any historical period are not necessarily indicative of the results that may be expected in any future period.

This information is only a summary and should be read in conjunction with the more detailed information contained in our Consolidated Financial Statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference into this prospectus.

HEALTH MANAGEMENT ASSOCIATES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

(in thousands, except per share amounts)

	Year Ended December 31,

	2011	2010	2009	2008	2007
Net revenue after the provision for doubtful accounts (1)	$5,087,595	$4,467,413	$3,982,467	$3,800,096	$3,617,729

Income from continuing operations (1) (2) (3)	206,334	185,774	161,303	210,515	117,438
Income (loss) from discontinued operations, net of income taxes (3) (4)	(2,409)	(13,526)	2,638	(26,358)	396
Net income attributable to Health Management Associates, Inc. (2) (4)	178,710	150,069	138,182	168,149	117,508
Income from continuing operations attributable to Health Management Associates, Inc. common stockholders (per share-diluted)	$0.71	$0.65	$0.55	$0.80	$0.48
Weighted average number of shares outstanding (diluted)	255,037	251,106	246,965	244,671	245,119
Cash dividends per common share (5)	$-	$-	$-	$-	$10.00

	December 31,

	2011	2010	2009	2008	2007
Total assets	$6,004,189	$4,910,085	$4,604,099	$4,554,232	$4,633,512
Long-term debt and capital lease obligations (5)	3,574,998	3,018,464	3,040,661	3,206,834	3,770,057
Redeemable equity securities	200,643	201,487	182,473	48,868	19,306
Stockholders’ equity, including noncontrolling interests (5)	785,116	533,486	361,620	285,811	71,836

(1)	Amounts exclude our discontinued operations, which are identified at Note 10 to the Consolidated Financial Statements included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference herein.
(2)

In connection with the 2011 debt restructuring, which is discussed at Note 2 to the Consolidated Financial Statements included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference herein, income from continuing operations for the year ended December 31, 2011 included (i) approximately $24.6 million of write-offs of deferred debt issuance costs and other related costs and (ii) $16.4 million of amortization and net fair value adjustment expense that is attributable to our interest rate swap contract.

Also, see Note 2 to the Consolidated Financial Statements included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference herein, for information regarding the 2011 restructuring our long-term debt arrangements. Also included in income from continuing operations during 2011 were: (i) a $40.0 million first time benefit from the meaningful use measurement standard under various Medicare and Medicaid Healthcare Information Technology, or HCIT, incentive programs; (ii) $12.9 million of expenses attributable to restructuring activities at our east Tennessee hospital and health care network, which we collectively refer to as Tennova Healthcare; and (iii) $9.5 million of costs for acquisitions and government investigations. See Note 10 to the Interim Condensed Consolidated Financial Statements to our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, which is incorporated by reference herein, for more information about our ongoing government investigations. Income from continuing operations for the year ended December 31, 2008 included a gain of $161.4 million from the sale of a noncontrolling interest in our joint venture with Novant Health, Inc. and one or more of its affiliates (collectively, “Novant”). Additionally, income from continuing operations for the years ended December 31, 2009 and 2008 included net gains on the early extinguishment of debt of $16.2 million and $15.2 million, respectively.
(3)	Income from continuing operations for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 included amounts attributable to noncontrolling interests of approximately $25.2 million, $22.2 million, $25.0 million, $16.1 million and $0.8 million, respectively. The corresponding amounts for discontinued operations were not material to the years presented.
(4)	The loss from discontinued operations for the year ended December 31, 2011 included a goodwill impairment charge of approximately $3.6 million from the termination of a lease agreement in respect of our hospital in Marathon, Florida. The loss from discontinued operations for the year ended December 31, 2010 included (i) a loss of $12.1 million from the sale of our general acute care hospital in Meridian, Mississippi and its related health care operations and (ii) a long-lived asset impairment charge of $8.4 million. Income from discontinued operations for the year ended December 31, 2009 included (i) a gain of $10.4 million from the restructuring of our joint venture with Novant and (ii) long-lived asset impairment charges of $4.6 million. See Notes 4 and 10 to the Consolidated Financial Statements included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference herein, for information regarding Novant and our discontinued operations, respectively. The loss from discontinued operations for the year ended December 31, 2008 included: (i) long-lived asset and goodwill impairment charges of $38.0 million; (ii) a gain of $42.0 million from the sale of a noncontrolling interest in our joint venture with Novant; and (iii) a charge of $7.9 million for the estimated cost of partially subsidizing certain third party physician practice losses. Income from discontinued operations for the year ended December 31, 2007 included a gain of $21.8 million from the sale of two Virginia-based general acute care hospitals and certain affiliated health care entities.
(5)	Our 2011 debt restructuring, which is discussed at Note 2 to the Consolidated Financial Statements included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference herein, was completed on November 18, 2011. In connection with a recapitalization of our balance sheet, a special cash dividend of $10.00 per common share was paid during the year ended December 31, 2007. The special cash dividend, which aggregated approximately $2.43 billion, was financed through borrowings under our former credit facilities. We have not declared a dividend in any of the years ended December 31, 2011, 2010, 2009 or 2008.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following description should be read in conjunction with Note 2 to the Consolidated Financial Statements included in Exhibit 99.1 to our Current Report on Form 8-K, dated August 10, 2012, which is incorporated by reference herein, and Note 3 to the interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, which is incorporated by reference herein.

Credit Facilities

On November 18, 2011, we completed a restructuring of our long-term debt, which we refer to as the 2011 debt restructuring, which included, among other things, new variable rate senior secured credit facilities with a syndicate of banks, which we refer to as the credit facilities. The credit facilities consist of: (i) a $500.0 million five-year revolving credit facility, which we refer to as the revolving credit agreement; (ii) a $725.0 million five-year term loan, which we refer to as term loan A; and (iii) a $1.4 billion seven-year term loan, which we refer to as term loan B. Term loan B was subject to an original issue discount of 1.0%.

Interest

We can elect whether interest on borrowings under the credit facilities is determined using LIBOR or the base rate (as defined in the credit agreement). The effective interest rate on such borrowings, which fluctuates with market changes, includes a spread above the rate that we select. The effective interest rate for the term loan B is subject to a floor of 1.0% and 2.0% (before consideration of the interest rate spread) when using LIBOR and the base rate, respectively. The amount of the interest rate spread is predicated on, among other things, our consolidated leverage ratio (as defined in the credit agreement). We can elect differing interest rates for each of the debt instruments that comprise the credit facilities. Interest is payable in arrears at the end of a calendar quarter or on the date that the selected interest duration period ends. At June 30, 2012, the effective interest rates on term loan A and term loan B were 3.2% and 4.5%, respectively. Although there were no amounts outstanding on June 30, 2012, the effective interest rate on the revolving credit agreement was approximately 3.2%. The effective interest rates for term loan A, term loan B and the revolving credit agreement remained unchanged as of July 27, 2012.

Maturity; Prepayments

The credit facilities provide for a springing maturity of all amounts then outstanding to the date that is 91 days prior to the maturity date of the 2016 senior notes (as defined below) unless (i) the 2016 senior notes are first refinanced in full or (ii) we have liquidity at a predetermined date equal to $200 million, plus the then outstanding principal amount of the 2016 senior notes. The credit facilities are also generally subject to mandatory prepayment in amounts equal to: (i) 100% of the net cash proceeds received from certain asset sales, including insurance recoveries and condemnation events, subject to reinvestment provisions and the ratable offer requirements of other pari passu secured debt; (ii) 100% of the net cash proceeds from our issuance of certain new debt; and (iii) 50% of our Excess Cash Flow (as defined in the credit agreement) with step-downs of such percentage based on our consolidated leverage ratio.

Beginning March 31, 2012, term loan A is being repaid in equal quarterly installments in an aggregate annual amount equal to 7.5% of the principal amount thereof in each of the first two years of such facility, 10.0% in the third year, 15.0% in the fourth year and 60.0% in the fifth year. Term loan B requires quarterly principal payments of $3.5 million, which began on March 31, 2012, and a balloon payment for the remaining outstanding balance at the end of the facility’s seventh year. We have the right to prepay amounts outstanding under the credit facilities at any time without penalty, other than a prepayment of term loan B, which is subject to a prepayment premium during the first year of the loan agreement equal to 1.0% of the principal amount prepaid.

Throughout the revolving credit agreement’s five-year term, we are obligated to pay commitment fees based on the amounts available for borrowing. The revolving credit agreement provides that we can borrow, on a revolving basis, up to an aggregate of $500.0 million, as adjusted for outstanding standby letters of credit of up to $75.0 million. As of June 30, 2012, standby letters of credit under the revolving credit agreement in favor of third parties of approximately $51.5 million were outstanding, which reduced the amount available for borrowing under the revolving credit agreement to $448.5 million on such date.

Guarantees; Security

Our obligations under the credit facilities are guaranteed on a joint and several basis by all of our material domestic wholly-owned subsidiaries (other than certain exempted subsidiaries). As discussed below, the same subsidiaries also provide certain guarantees with respect to our obligations under the 2016 senior notes and the notes. Additionally, the obligations under the credit facilities, as well as those of the 2016 senior notes and the demand note (as defined below), are secured on a pari passu basis by a substantial portion of our assets (primarily those of the subsidiary guarantors under the credit facilities). As a result, approximately $355.9 million, $68.6 million and $1.4 billion of our net accounts receivable, supplies, and net property, plant and equipment, respectively, as presented in our consolidated balance sheet at June 30, 2012, collateralize the aforementioned credit facilities.

Covenants

The agreements underlying the credit facilities contain covenants that, without prior consent of the lenders, limit certain of our activities, including those relating to mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; capital expenditures; providing new guarantees; investing in joint ventures; and granting additional security interests. The credit facilities also contain customary events of default and related cure provisions. Additionally, we are required to comply with certain financial covenants on a quarterly basis and our ability to pay cash dividends is subject to certain restrictions.

Demand Promissory Note

On July 14, 2009, we executed a $10.0 million secured demand promissory note in favor of a bank, which we refer to as the demand note. Pursuant to the terms and conditions of the demand note, we may borrow, on a revolving basis, up to the principal face amount of the demand note. Such borrowings, if any, will be secured on a pari passu basis with the credit facilities and the 2016 senior notes. All principal and accrued interest under the demand note will be immediately due and payable upon the bank’s written demand. Interest will be payable monthly and determined using a LIBOR-based rate, plus 2.0%. Although there were no amounts outstanding on June 30, 2012 and July 27, 2012, the effective interest rate on the demand note was approximately 2.5% on both such dates.

2016 Senior Notes

On April 21, 2006, we completed the sale of $400.0 million of 6.125% senior notes due 2016, which we refer to as the 2016 senior notes. The 2016 senior notes (i) mature on April 15, 2016 at which time the entire $400.0 million of principal is due and payable and (ii) bear interest at a fixed rate of 6.125% per annum, payable semi-annually in arrears on April 15 and October 15. As a result of the 2011 debt restructuring, the 2016 senior notes are secured on a pari passu basis with the credit facilities and the demand note.

If any of our subsidiaries are required to issue a guaranty in favor of the lenders under any credit facility ranking equal with the 2016 senior notes, such subsidiaries are also required, under the terms of the 2016 senior notes, to issue a guaranty for the benefit of the holders of the 2016 senior notes on substantially the same terms and conditions. As a result of the 2011 debt restructuring and the guarantees provided thereunder, our material domestic wholly-owned subsidiaries (other than certain exempted subsidiaries) have provided guarantees of payment to the holders of the 2016 senior notes on a basis similar to the guarantees provided under the credit facilities.

In connection with the sale of the 2016 senior notes, we entered into an indenture that governs such notes. The 2016 senior notes (and such other debt securities that may be issued from time to time under the indenture) are subject to certain covenants, which include, among other things, limitations and restrictions on: (i) the incurrence of debt secured by liens against us and our subsidiaries; (ii) the incurrence of subsidiary debt; (iii) sale lease-back transactions; and (iv) certain consolidations, mergers and transfers of assets. Each of the aforementioned limitations and restrictions are subject to certain contractual exceptions. The indenture governing the 2016 senior notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

2028 Convertible Senior Subordinated Notes

On May 21, 2008, we completed a private placement of $250.0 million of our 3.75% Convertible Senior Subordinated Notes due 2028, which we refer to as the 2028 notes, to qualified institutional buyers under Rule 144A of the Securities Act. The 2028 notes are general unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness. The 2028 notes mature on May 1, 2028 and bear interest at a fixed rate of 3.75% per annum, payable semi-annually in arrears on May 1 and November 1. We can redeem the 2028 notes for cash at any time on or after May 1, 2014, in whole or in part, at a “redemption price” equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Holders of the 2028 notes have the right to require us to repurchase some or all of their notes for cash at the redemption price on May 1, 2014, May 1, 2018 and May 1, 2023. If we undergo a fundamental change (as defined in the indenture governing the 2028 notes) at any time prior to May 1, 2014, holders of the 2028 notes will have the right to require us to repurchase some or all of their notes for cash at the redemption price.

Upon the occurrence of certain events, which are described below, the 2028 notes become convertible into cash and, in select situations, shares of our common stock at a predetermined conversion rate that is subject to mandatory adjustment in some circumstances. The 2028 notes are convertible into our common stock at the option of the holders at the applicable conversion rate on any day prior to the scheduled trading day immediately preceding November 1, 2027 under the following circumstances: (i) if during any fiscal quarter the last reported sales price of our common stock for at least twenty trading days during the period of thirty consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the conversion price per share of our common stock on each such trading day; (ii) if we call the 2028 notes for redemption; (iii) if during the five business-day period after any five consecutive trading day period (i.e., the measurement period) in which the trading price per note for each day of the measurement period is less than 98% of the product of the last reported sales price of our common stock and the applicable conversion rate on each such day; or (iv) upon the occurrence of specified transactions, including, among other things, certain distributions to our stockholders. The 2028 notes are also convertible at the option of the noteholders at any time from November 1, 2027 through the third scheduled trading day immediately preceding their maturity date.

Upon the issuance of the 2028 notes, the conversion rate was initially set at 85.034 shares of our common stock per $1,000 principal amount of such notes. The corresponding conversion price was initially set at $11.76 per share of our common stock. Both the conversion rate and the conversion price are subject to mandatory adjustment upon the occurrence of certain events that are identified in the indenture governing the 2028 notes. Noteholders are entitled to receive additional shares or cash upon the conversion of their 2028 notes if (i) the volume-weighted average price of our common stock during an “observation period” (as defined in the indenture governing the 2028 notes) is greater than the conversion price or (ii) certain fundamental changes occur prior to May 1, 2014. The indenture governing the 2028 notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

During the year ended December 31, 2009, we used cash on hand to repurchase approximately $108.6 million of principal face amount 2028 notes. Such notes were repurchased in the open market at approximately 62.4% of their principal face amount, plus accrued and unpaid interest. In connection with such 2028 note repurchases, we recorded a net gain on the early extinguishment of debt of $16.2 million. Prior to 2009, we repurchased $50.0 million of principal face amount 2028 notes in the open market. At June 30, 2012, there were 2028 notes with a principal face amount of $91.4 million outstanding.

THE EXCHANGE OFFER

Purpose and Effect

On November 18, 2011, we completed a private offering of the outstanding notes. The offering was completed in connection with the 2011 debt restructuring. In addition, Health Management and certain of the subsidiary guarantors entered into a registration rights agreement with Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives for the initial purchasers of the outstanding notes. In the registration rights agreement, we and our subsidiary guarantors agreed, for the benefit of the holders of the outstanding notes, to (1) file the registration statement of which this prospectus forms a part, with respect to a registered offer to exchange the outstanding notes for the exchange notes guaranteed by the subsidiary guarantors, with terms substantially identical in all material respects to the outstanding notes, as applicable (except that the exchange notes will not contain terms with respect to transfer restrictions and interest will accrue as described below) and (2) use our reasonable best efforts to cause this registration statement to be declared effective under the Securities Act. In addition, we agreed to, upon effectiveness of the exchange offer registration statement, offer the exchange notes (and the related note guarantees) in return for the outstanding notes.

The exchange offer will remain open until the expiration date specified under “—Terms of the Exchange Offer” below (which is at least 20 business days (or longer if required by applicable law) after the date we mail notice of the exchange offer to the holders of outstanding notes). For each outstanding note surrendered to us under the exchange offer, the holders of outstanding notes will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor. A holder of outstanding notes that participates in the exchange offer will be required to make certain representations to us (as described below). We and the subsidiary guarantors will use our reasonable best efforts to complete the exchange offer by November 18, 2012. Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes (and the related note guarantees) will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes. Under applicable interpretations of the staff of the SEC, our affiliates and certain other holders will not be permitted to exchange their outstanding notes for registered exchange notes in the exchange offer.

We have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. Outstanding notes not tendered in the exchange offer will bear interest at the rate of 7.375% per annum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, after the consummation of the exchange offer.

In the event that we and the subsidiary guarantors determine that a registered exchange offer is not available or may not be completed because it would violate applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, the exchange offer is not completed by November 18, 2012, or we receive a request in writing from a holder stating that such holder cannot participate in the exchange offer under applicable law or cannot receive the exchange notes without transfer restrictions (other than by reason of being our affiliate), we and the subsidiary guarantors will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes. We will be required to keep that shelf registration statement effective until the earliest of (i) November 18, 2013, (ii) the date that the outstanding notes cease to be “registrable securities” (as defined in the registration rights agreement), or (iii) such shorter period that will terminate when all outstanding notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We and the subsidiary guarantors will, in the event of such a shelf registration, provide to each participating holder of outstanding notes copies of a prospectus, notify each participating holder of outstanding notes when the shelf registration statement has become effective and take certain other actions to permit resales of the outstanding notes. A holder of outstanding notes that sells outstanding notes under a shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to agree to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of outstanding notes (including certain indemnification obligations). Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.

If (1) we have not exchanged exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after the completion date of the exchange offer, (2) we are required to file a shelf registration statement and such shelf registration statements is not declared effective on or prior to the latter of (i) the 365th day after the issue date, or (ii) the 120th day after the delivery of a shelf notice, or (3) if applicable, a shelf registration statement covering resales of the outstanding notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, then additional interest shall accrue on the principal amount of the outstanding notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues will not exceed 1.00% per annum). Such additional interest will accrue commencing on (a) the 366th day following the issue date, in the case of (1) above, (b) the 366th day after the issue date or the 121st day after the delivery of a shelf notice, as applicable in the case of (2) above, or (3) the day such shelf registration ceases to be effective in the case of (3) above; provided, however, that upon the exchange of the exchange notes for all outstanding notes tendered, upon the effectiveness of the applicable shelf registration statement or upon the effectiveness of the applicable shelf registration statement that had ceased to remain effective, additional interest on the outstanding notes in respect of which such events relate, as the case may be, will cease to accrue. We are not obligated to pay additional interest during a shelf suspension period (as defined in the registration rights agreement), permitted by the registration rights agreement, and no such additional interest will accrue on the outstanding notes after November 18, 2013.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the outstanding notes is payable. The exchange notes will be accepted for clearance through The Depository Trust Company, which we refer to as the DTC.

A copy of the registration rights agreement was filed as Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Notes” and “Risk Factors—Risks Related to the Exchange Offer.”

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes to be received by the holder will be acquired in the ordinary course of the holder’s business;

•

at the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Health Management or any subsidiary guarantor; and

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the exchange notes.

Based on an interpretation by the SEC staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for further information. Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 28, 2012, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $875.0 million in aggregate principal amount of the outstanding notes were outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holders and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date will be 5:00 p.m., New York City time, on September 28, 2012, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer, if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

Only a registered holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition,

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the outstanding notes, if that procedure is available, into the exchange agent’s account at DTC, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be making the representations to us set forth above under the heading “—Purpose and Effect.”

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of, and agreement to be bound by, the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged notes will be credited to an account maintained with the book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

In order to accept this exchange offer on behalf of a holder of outstanding notes you must submit or cause your DTC participant to submit an “Agent’s Message,” as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program, or ATOP, account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. ATOP is the only method of processing exchange offers through DTC. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding notes by causing the book-entry transfer of such outstanding notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of outstanding notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

•	name of the beneficial owner tendering such outstanding notes;

•	account number of the beneficial owner tendering such outstanding notes;

•	principal amount of outstanding notes tendered by such beneficial owner; and

•	a confirmation that the beneficial holder of the outstanding notes tendered has made the representations for our benefit set forth above under the heading “—Purpose and Effect.”

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OUTSTANDING NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of outstanding notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering outstanding notes. We will ask the exchange agent to instruct DTC to promptly return those outstanding notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such outstanding notes on behalf of holders of the outstanding notes.

Guaranteed Delivery Procedures

If a registered holder of the outstanding notes elects to tender outstanding notes and (i) such holder’s outstanding notes are not immediately available, or (ii) such holder cannot deliver such outstanding notes, letter of transmittal or other required documents to the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•

prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent has received from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, setting forth the name and address of the holder, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered for exchange, stating that tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, a letter of transmittal (or facsimile thereof), together with the certificate(s) representing such outstanding notes (or a book-entry confirmation), in proper form for transfer, and any other documents required by the letter of transmittal, will be deposited by such eligible guarantor institution with the exchange agent; and

•

a properly executed letter of transmittal (or facsimile thereof), as well as the certificate(s) for all tendered outstanding notes in proper form for transfer or a book-entry confirmation, together with any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for DTC participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC’s procedures.

Withdrawals of outstanding notes can be accomplished only in accordance with the foregoing procedures.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Acceptance of the Notes and Delivery of the Exchange Notes

Subject to and as soon as practicable after the satisfaction or waiver of all of the conditions to the exchange offer, we will promptly accept all outstanding notes validly tendered and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date, and will deliver, or cause to be delivered, to the trustee for cancellation all outstanding notes or portions thereof so accepted for exchange by us. Following such acceptance, we will issue, and cause U.S. Bank, National Association, the trustee under the indenture for the notes, to promptly authenticate and deliver to each holder, exchange notes equal in principal amount to the principal amount of the outstanding notes tendered by such holder. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the expiration date, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events we are required to use our reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible moment.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank, National Association

Corporate Trust Administration

Attention: Specialized Finance

60 Livingston Avenue

St. Paul, MN 55107

Phone: (800) 934-6802

Fax: (651) 466-7372

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

DELIVERY OF DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and amortized over the remaining term of the exchange notes.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange pursuant to this exchange offer will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those notes. If, however, a transfer tax is imposed for any reason other than the exchange of notes pursuant to this exchange offer, then the amount of such transfer taxes (whether imposed on such holder or any other person) will be payable by the tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement in certain limited circumstances, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

On November 18, 2011, we completed a private offering of $875.0 million of outstanding notes (the “Outstanding Notes”). The Outstanding Notes were issued under an indenture (the “Indenture”) between us and U.S. Bank, National Association, as trustee (the “Trustee”). Under this exchange offer, we are offering the holders of the Outstanding Notes the ability to exchange the Outstanding Notes for our registered 7.375% senior notes due 2020 (the “Exchange Notes”). All references to the “Notes” below refer to the Outstanding Notes and the Exchange Notes, as the context may require.

You will find the definitions of capitalized terms used in this description of the notes under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Health Management Associates, Inc. and not to its subsidiaries. In addition, for purposes of this description, the term “Notes” refers to the Outstanding Notes and the Exchange Notes, collectively. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Indenture is unlimited in aggregate principal amount, although the issuance of the Outstanding Notes in this offering was limited to $875.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”); provided, that if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote together on all matters with the Notes.

This Description of Notes is intended to be an overview of the material provisions of the Notes and the Indenture. Because this Description of Notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of your rights and the rights of the Company and the Subsidiary Guarantors. The Company will make a copy of the Indenture available to the Holders upon request.

General

The Notes

The Notes:

•	are general unsecured, senior obligations of the Company;

•	are initially limited to an aggregate principal amount of $875.0 million;

•	mature on January 15, 2020;

•

are unconditionally Guaranteed on a senior basis by each Wholly Owned Subsidiary that is a borrower or Guarantees the Indebtedness under the Senior Credit Facility or other Material Indebtedness of the Company or any Subsidiary Guarantor for so long as such other Material Indebtedness is so guaranteed, subject to certain exceptions. See “— Note Guarantees;”

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	rank equally in right of payment with any existing and future senior Indebtedness of the Company;

•

are effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility and the Existing Senior Secured Notes) to the extent of the value of the pledged assets;

•	are senior in right of payment to any future Subordinated Indebtedness of the Company;

•	are structurally subordinated to all obligations of any Non-Guarantor Subsidiary; and

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

Interest

Interest on the Notes:

•	accrues at the rate of 7.375% per annum;

•	is payable in cash semi-annually in arrears on January 15 and July 15;

•	is payable to the Holders of record at the close of business on January 1 and July 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprising twelve 30-day months.

Interest on the Outstanding Notes began accruing on the Issue Date.

Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange for such Exchange Note.

We also will pay Additional Interest to Holders if we fail to complete the Exchange Offer described in the Registration Rights Agreement within 365 days after the Issue Date or if certain other conditions contained in the Registration Rights Agreement are not satisfied. See “The Exchange Offer.”

Note Guarantees

Each Wholly Owned Subsidiary that Guarantees the Company’s Obligations under the Senior Credit Facility will Guarantee the Notes. The Subsidiary Guarantors will, jointly and severally, irrevocably and unconditionally Guarantee, on an unsecured senior basis, the Company’s obligations under the Notes and all obligations under the Indenture.

Each of the Note Guarantees:

•	is a general unsecured senior obligation of each Subsidiary Guarantor;

•	ranks equally in right of payment with any existing and future senior Indebtedness of each such entity, without giving effect to collateral arrangements;

•	is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor (including its Guarantee of the Senior Credit Facility) to the extent of the value of the pledged assets; and

•	is senior in right of payment to Guarantor Subordinated Indebtedness of such Subsidiary Guarantor.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes” and “Risk Factors—Risks Related to the Exchange Offer.”

In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets of the Company and the Subsidiary Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness and certain hedging obligations and cash management obligations have been repaid in full from such assets. We advise you that it is possible that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding. See “Risk Factors—Risks Related to the Exchange Notes” and “Risk Factors—Risks Related to the Exchange Offer” for more information.

As of June 30, 2012, we had approximately $3.6 billion of long-term debt and capital lease obligations, as well as availability of $448.5 million under a long-term revolving credit facility. For the six months ended June 30, 2012, our non-guarantor subsidiaries accounted for $1.64 billion, or 48.6%, of our consolidated net revenue before the provision for doubtful accounts from continuing operations.

The Indenture provides that each Note Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon:

(1)

(a)

any sale, assignment, transfer, conveyance, exchange, or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange, or other disposition is made in compliance with the applicable provisions of the Indenture, including the provisions described under “—Repurchase at the Option of Holders—Asset Sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and the first paragraph under “—Certain Covenants— Merger and Consolidation;” provided that (y) all the Obligations of such Subsidiary Guarantor under any Debt Facility of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (z) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Subsidiary Guarantor) in such Subsidiary Guarantor or any Subsidiary of such Subsidiary Guarantor in the form of Indebtedness or Preferred Stock is repaid, satisfied, released and discharged in full upon such release;

(b)	the release or discharge of such Subsidiary Guarantor as a borrower under or from its Guarantee of Indebtedness under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility) and all other Material Indebtedness of the Company and its Restricted Subsidiaries, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Note Guarantee; provided that if such Person has Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “—Certain Covenants— Limitation on Indebtedness,” such Subsidiary Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “—Certain Covenants— Limitation on Indebtedness,” unless such Person elects to remain a Subsidiary Guarantor;

(c)	the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the Indenture; or

(d)	the Company exercising its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2)	such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such release and discharge have been complied with.

As of the date hereof, all of our Subsidiaries are Restricted Subsidiaries except Campbell County HMA, LLC, Cocke County HMA, LLC, HMA ASC Holdings, LLC, HMA ASCOA Holdings, LLC, HMA Blue Chip Holdings, LLC, HMA Regent Holdings, LLC, Jefferson County HMA, LLC, Knoxville HMA Holdings, LLC and Metro Knoxville HMA, LLC.

Payments on the Notes; Paying Agent and Registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar’s books. We have designated the corporate trust office of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and Exchange

A Holder may exchange or transfer Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of any selection of Exchange Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until January 15, 2016. On and after January 15, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2016	103.688%
2017	101.844%
2018 and thereafter	100.000%

Prior to January 15, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

(1)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 180 days after the closing of such Equity Offering.

In addition, at any time prior to January 15, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no Additional Interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (subject to the applicable rules and procedures of DTC), although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

Notices of redemption may not be conditional.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to purchase the Notes as described under the caption “—Repurchase at the Option of Holders.”

The Company or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, exchange offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—General—Optional Redemption,” the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—General—Optional Redemption,” the Company will mail (or otherwise deliver in accordance with the applicable rules and procedures of DTC) a notice of such Change of Control Offer to each Holder, with a copy to the Trustee, stating:

(1)	that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable rules and procedures of DTC) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (of $2,000 and larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its holders of, or lenders under, such other Indebtedness to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Exchange Notes” and “Risk Factors—Risks Related to the Exchange Offer.”

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

In addition, under clause (2) of the definition of “Change of Control,” a Change of Control will occur when a majority of the Company’s Board of Directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, Holders of the Notes may not be entitled to require the Company to make a Change of Control Offer.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Capital Stock and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(a)	to permanently reduce (and permanently reduce commitments with respect thereto): (x) obligations under the Senior Credit Facility and (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Indebtedness) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Indebtedness) (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company);

(b)	to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Indebtedness) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Indebtedness), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid; or

(c)	to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Credit Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable

Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(i)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(ii)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Disposition; and

(iii)	any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii), that is at the time outstanding, not to exceed 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (such Fair Market Value of each item of Designated Non-cash Consideration to be determined at on the date of contractually agreeing to such Asset Disposition).

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable rules and procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall, subject to the applicable rules and procedures of DTC, select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1)	at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $10.0 million, the terms of such Asset Swap have been approved by Senior Management of the Company; and

(3)	in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $50.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Company.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain Covenants

Effectiveness of Covenants

Following the Issue Date, if:

(1)	the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)	no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	Clause (4) of the first paragraph of “—Merger and Consolidation” and

•	“—Future Subsidiary Guarantors,”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by both of the Rating Agencies or if a Specified Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Specified Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (3) of the second paragraph of “—Limitation on Indebtedness;” provided that all Indebtedness outstanding on the Reinstatement Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of “—Limitation on Indebtedness” (up to the maximum amount of such Indebtedness that would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” after the Reinstatement Date.

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if, on the date thereof and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility, a Qualified Receivables Transaction or any Permitted Mortgage Indebtedness, in an aggregate principal amount not to exceed $3.0 billion at any time outstanding, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(a) of the first paragraph of “—Repurchase at the Option of Holders—Asset Sales” in satisfaction of the requirements of such covenant;

(2)	Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Exchange Note Guarantee thereof);

(3)	Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) and (4) of this paragraph);

(4)	Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness or Guarantor Subordinated Indebtedness, then the related Note Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(5)	Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, except to the extent that such subordination would violate any applicable law, rule or regulation;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantees of such Subsidiary Guarantor, except to the extent that such subordination would violate any applicable law, rule or regulation; and

(c)

(i)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case under this clause (c), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)

Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted

Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7)	Indebtedness Incurred by the Company or any Restricted Subsidiary to finance, in whole or in part, a transaction or transactions of the type described in clause (6) of this paragraph, up to an aggregate principal amount of $50.0 million at any time outstanding;

(8)	Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, Attributable Indebtedness and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) $150.0 million or (y) 2.75% of Total Assets;

(9)	Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds, completion Guarantees or other similar arrangements (not for borrowed money) provided in the ordinary course of business;

(10)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligation or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary;

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

(12)	Physician Support Obligations Incurred by the Company or any Restricted Subsidiary;

(13)	the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6), (7) and this clause (13) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(14)	Indebtedness representing deferred compensation to employees of the Company and the Restricted Subsidiaries Incurred in the ordinary course of business;

(15)	the Incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(16)	Indebtedness arising from any Sale/Leaseback Transaction; provided that the principal amount of any Indebtedness Incurred pursuant to this clause may not exceed $50.0 million at any one time outstanding;

(17)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(18)	Indebtedness of the Company and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of the Company or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents; and

(19)	in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding, will not exceed the greater of (x) $300.0 million and (y) 5.5% of Total Assets.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Indebtedness. No Non-Guarantor Subsidiary may Incur any Indebtedness (other than Indebtedness Incurred pursuant to clause (1) of the second paragraph of this covenant) if the proceeds thereof are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, including the first paragraph hereof, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with the first and second paragraphs of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and may not later be reclassified;

(2)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)	if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6)	the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction;

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof on the relevant Person’s balance sheet determined in accordance with GAAP; and

(8)	the amount of any Indebtedness issued with original issue discount will be equal to the accreted value thereof.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided, however, that any interest payable on Indebtedness Incurred pursuant to this covenant that is more than 60 days past due shall be deemed to be an Incurrence of Indebtedness for the purposes of this covenant.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)	dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)	purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness, other than:

(a)	Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness;” or

(b)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (but excluding Restricted Payments made pursuant to clauses (1), (2), (3), (8), (9) and (13) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)	100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to the Company or a Restricted Subsidiary), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary and releases of Guarantees that constitute Restricted Investments by the Company or any Restricted Subsidiary; plus

(v)

(a)	100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale (other than to the Company or a Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary; or

(b)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in an Unrestricted Subsidiary resulting from the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, provided, however, that no amount will be included under clauses (iv) or (v) above to the extent it has already been included in clause (i) above.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Indebtedness of the Company or Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Indebtedness made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Indebtedness so long as such refinancing Subordinated Indebtedness or Guarantor Subordinated Indebtedness are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the Option of Holders—Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(6)	the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such redemptions or repurchases pursuant to this clause will not exceed $35.0 million in the aggregate during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent calendar years), although such amount in any calendar year may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (6);

(7)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, stock appreciation rights, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or withholding tax with respect thereto;

(9)	cash payments in lieu of fractional shares;

(10)	the payment of dividends on the Common Stock of the Company or a direct or indirect parent of the Company of up to 6.0% per annum of the net proceeds received by or contributed to the Company resulting from any Equity Offering of Common Stock;

(11)	any payment of cash by the Company or any Subsidiary issuer to a holder of the Existing Convertible Notes upon payment, prepayment, redemption or repurchase thereof or upon conversion or exchange of such Existing Convertible Notes;

(12)	distributions or payments of Receivables Fees; and

(13)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income; provided, however, that the capital returned from any such Restricted Payments will be excluded from clauses (c)(iv) and (c)(v) of the preceding paragraph)) not to exceed $125.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or collaterally assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Indebtedness or Guarantor Subordinated Indebtedness, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

(1)	the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness;”

(2)	the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “—Limitation on Liens;” and

(3)	the Sale/Leaseback Transaction is treated as an Asset Sale and all of the conditions of the Indenture described under “—Repurchase at the Option of Holders—Asset Sales” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions pursuant to the Senior Credit Facility, the Existing Notes and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(b)	the Indenture, the Notes (including any Note Guarantee) and any Exchange Notes (including any Note Guarantee thereof);

(c)	any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries (including after-acquired property);

(d)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b) or (c) of this paragraph or this clause (d); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(e)	in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(f)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(g)	any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company or the relevant Restricted Subsidiary, as applicable, are necessary to effect such Qualified Receivables Transaction;

(h)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(i)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j)	any customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(k)	any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(l)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(m)(x)	other Indebtedness Incurred or Preferred Stock issued by a Subsidiary Guarantor in accordance with “—Limitation on Indebtedness,” that, in the good faith judgment of the Company, are not more materially restrictive, taken as a whole, than those applicable to the Company in the Indenture or the Senior Credit Facility on the Issue Date, (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness;” provided that with respect to clause (y), such encumbrances or restrictions will not materially adversely affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Company), or (z) Refinancing Indebtedness permitted to be Incurred pursuant to clause (13) of the second paragraph of the covenant described under “—Limitation on Indebtedness,” the terms of which are not materially more restrictive, taken as a whole, than those under the Indebtedness being refinanced.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), unless:

(1)	the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)

any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a

Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness;”

(2)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” and the definition of “Permitted Investment” (other than pursuant to clauses (2) and (16) thereof);

(3)	the payment of salaries, bonuses, fees, any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity to or for the benefit of any Officer, employee or consultant of the Company or any of its Restricted Subsidiaries, in each case, in the ordinary course of business or as otherwise approved by the Board of Directors of the Company;

(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(5)	loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $25.0 million at any time outstanding;

(6)	any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any amendments, modifications, supplements, extensions or renewals are not materially more disadvantageous, taken as a whole, to the Holders in the good faith judgment of the Board of Directors or Senior Management of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of a majority of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are materially no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)	any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company to Affiliates and the granting of registration and other customary rights in connection therewith;

(10)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(11)	the entering into among any of the Company and its Subsidiaries of any tax sharing agreements or arrangements;

(12)	intellectual property licenses in the ordinary course of business;

(13)	pledges of Equity Interests of Unrestricted Subsidiaries;

(14)	transactions with Captive Insurance Subsidiaries in the ordinary course of business;

(15)	transactions with Leasing Subsidiaries in the ordinary course of business on terms that are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate; and

(16)	any transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will file with the SEC (to the extent permitted by the Exchange Act), and make available to the Trustee and the Holders, without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms.

In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the

Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this covenant if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Merger and Consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2)	the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would (x) be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant or (y) the Consolidated Coverage Ratio of such Successor Person would not be lower than before giving pro forma effect to such transactions; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing, without complying with clauses (3) and (4) of the preceding paragraph,

(1)	any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph; and

(2)	the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than, in the case of a Subsidiary Guarantor, to the Company or another Subsidiary Guarantor) unless:

(1)

(a)	if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia and shall assume by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement;

(b)	the Successor Subsidiary Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Notes, the Indenture and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture; and

(2)	the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), if applicable, and this “—Merger and Consolidation” covenant.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and the Note Guarantee of such Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a state or territory of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company or a Subsidiary Guarantor, as the case may be, will be released from its obligations under the Indenture and its Note Guarantee, as the case may be, and the Successor Company or the Successor Subsidiary Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the Indenture, the Notes, such Note Guarantee and the Registration Rights Agreement, as applicable; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Subsidiary Guarantor will not be released from its obligations under its Note Guarantee.

Future Subsidiary Guarantors

The Company will cause each Wholly Owned Subsidiary that is a borrower under or Guarantees on the Issue Date or any time thereafter, the Senior Credit Facility or any other Material Indebtedness of the Company or any Subsidiary Guarantor, to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Wholly Owned Subsidiary will unconditionally Guarantee, on an unsecured senior and joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other obligations under the Indenture; provided, that any Wholly Owned Subsidiary (i) that is acquired, directly or indirectly, by the Company after the Issue Date and prior to the registration of the Notes or the Exchange Notes under the Securities Act and (ii) the net book value (calculated in accordance with GAAP) or purchase price (calculated in accordance with GAAP in the same manner as the numerator of the investment test under Regulation S-X Rule 3-05) of which is equal to 20% or more of the principal amount of the Notes then outstanding, shall not be required to become a Subsidiary Guarantor until the earlier to occur of (a) the historical results of operations of such Wholly Owned Subsidiary being included in the published consolidated audited financial statements of the Company for at least nine full months and (b) the time at which separate financial statements for such Wholly Owned Subsidiary would not be required to be included in a registration statement under the Securities Act.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—General—Note Guarantees.”

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an “Event of Default”:

(1)	default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain Covenants—Merger and Consolidation;”

(4)	failure by the Company or any Subsidiary Guarantors to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above or (b) a failure to comply with “—Certain Covenants— Merger and Consolidation” which constitutes an Event of Default under clause (3) above);

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default either results from the failure to pay any such Indebtedness within any applicable grace periods after its stated final maturity or results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided that in connection with any series of the Existing Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (5);

(6)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(7)

failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final (the “judgment default provision”); or

(8)	any Note Guarantee of a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes or the Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnity or security reasonably satisfactory to it against all losses and expenses caused by taking such action.

The Indenture provides that if a Default occurs and is continuing and the Trustee has actual knowledge of such Default, the Trustee shall mail to each Holder notice of the Default within 90 days after the Trustee first has actual knowledge of such Default. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or trustees and/or responsible officers of the Trustee determines in good faith that the withholding such notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, an Officers’ Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)	reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional Redemption,” “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control”);

(6)	make any Note payable in money other than that stated in the Note;

(7)	impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)	make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)	modify the Note Guarantees in any manner adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the Indenture in accordance with “—Certain Covenants— Merger and Consolidation;”

(3)	provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)	comply with the rules of any applicable Depositary;

(5)	add Subsidiary Guarantors with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6)	secure the Notes and the Note Guarantees;

(7)	add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(8)	make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(9)	comply with any requirement of the SEC in connection with any required the qualification of the Indenture under the Trust Indenture Act;

(10)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)	provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(12)	conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees; or

(13)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective pursuant to the first paragraph of this section, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver. The Trustee will sign any amendment or supplemental indenture authorized in accordance with this section if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “—Repurchase at the Option of Holders” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of Default” above and the limitations contained in clauses (4) and (5) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Company to comply with clause (4) under “—Certain Covenants—Merger and Consolidation” above), (4), (5), (6) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), (7) or (8) under “—Events of Default” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)

the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) or insofar as Events of Default resulting from insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6)

the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7)	the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others;

(8)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(9)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)

(a)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or will be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Subsidiary Guarantor, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable rules and procedures of DTC or such depositary.

Concerning the Trustee

U.S. Bank, National Association is the Trustee under the Indenture and is the Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.00% of the principal amount of such Note, and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on January 15, 2016 (such redemption price being described under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through January 15, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding sentence, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)	the sale of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary (other than a Receivables Entity);

(7)	the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries);

(8)	the making of a Restricted Payment that is permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(9)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10)	dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $30 million;

(11)	an Asset Swap effected in compliance with the penultimate paragraph of “—Repurchase at the Option of Holders—Asset Sales;”

(12)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(13)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(14)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(15)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(16)	foreclosure on assets; and

(17)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Swap” means a concurrent purchase and sale or exchange of assets and/or Capital Stock of a Person owning assets that are used or useful in a Similar Business between the Company or any of its Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash received must be applied in accordance with “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability company membership interests, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits or property of, or the distribution of assets of, the issuing Person, but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Captive Insurance Subsidiary” means a Subsidiary of the Company established for the purpose of insuring the health care businesses or facilities owned or operated by the Company, any of its Subsidiaries or any physician employed by or on the medical staff of any such business or facility.

“Cash Equivalents” means:

(1)	U.S. dollars, or in the case of any foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above, including any such funds for which the Trustee or an affiliate provides investment advice or similar services.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(5)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)

has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness with respect thereto) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a principal financial or accounting Officer of the Company, subject to the provisions regarding pro forma calculations set forth in the last paragraph of the definition of “Consolidated EBITDA.” If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	the amount of depreciation and amortization expenses deducted in determining such Consolidated Net Income; plus

(d)	non-cash impairment charges or asset write-offs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP; plus

(e)	non-cash compensation expense, or other non-cash expenses or charges which do not represent a cash item in such period or in any future period, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or change of any stock option, stock appreciation rights or similar arrangements); plus

(f)

other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge, to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); provided that the Company is permitted to add back non-cash charges representing an accrual or reserve relating to any legal, administrative or governmental claim, litigation, investigation or proceedings, even if cash charges may be anticipated in any future period, so long as adding back such non-cash charges is consistent with the Company’s practice in its publicly reported “EBITDA” or “Adjusted EBITDA” or the calculation thereof as included in its annual or quarterly earnings reports or in this offering memorandum; plus

(g)	any extraordinary, non-recurring or unusual cash expenses or losses, including, without limitation, severance costs, relocation costs, consolidation and closing costs, signing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans, in each case so long as adding back such expenses or losses is consistent with the Company’s practice in its publicly reported “EBITDA” or “Adjusted EBITDA” or the calculation thereof as included in its annual or quarterly earnings reports or in this offering memorandum.

(2)	decreased (without duplication) by the following items to the extent included in calculating such Consolidated Net Income:

(a)	non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), plus

(b)	any extraordinary, non-recurring or unusual cash gains or income so long as deducting such gains or income is consistent with the Company’s practice in its publicly reported “EBITDA” or “Adjusted EBITDA” or the calculation thereof as included in its annual or quarterly earnings reports or in this offering memorandum, and

(3)	increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)	any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness; and

(c)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (i) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person, and with respect to giving pro forma effect to any acquisition in any period for which Consolidated EBITDA is being calculated, the Company may include the pro forma increase or decrease in such Consolidated EBITDA projected by the Company in good faith to have been or to be achievable during the period beginning on the date such acquisition is consummated and ending on the last day of the fourth consecutive fiscal quarter immediately following the date on which such acquisition is consummated as a result of actions taken during such post-acquisition period for the purposes of realizing reasonably identifiable and factually supportable cost savings in connection with the combination of the operations of the acquired entity or business with the operations of the Company and the Restricted Subsidiaries, net of any additional costs incurred during such period in connection therewith; provided, that (x) it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA that such cost savings (including any actually realized cost savings) permitted by this sentence would be realizable during the entirety of such period, or such additional costs, as applicable, would be incurred during the entirety of such period, (y) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such period and (z) any such pro forma increase or decrease is set forth in an officer’s certificate signed by a principal financial or accounting Officer of the Company which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments comply with the requirements of this provision and are based on the reasonable good faith beliefs of the Officer executing such officer’s certificate at the time of such execution.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)	subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company;

(4)	any income or loss from discontinued operations and any gain or loss on disposal of discontinued operations;

(5)	any income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(6)	any extraordinary gain or loss;

(7)	any net income (loss) included in the consolidated statement of operations as noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation; and

(8)	the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustees or another administrative agent or agents, other lenders or other trustees and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed at the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)

is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, is not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments.”

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or Form S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Notes” means notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

“Existing Convertible Notes” means the Company’s 3.75% Convertible Senior Subordinated Notes due 2028 outstanding on the Issue Date.

“Existing Notes” means the Company’s Existing Senior Secured Notes and Existing Convertible Notes.

“Existing Senior Secured Notes” means the Company’s 6.125% Senior Secured Notes due 2016.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that, except as otherwise required by the Indenture, (x) if the fair market value exceeds $15 million, such determination shall be made by Senior Management of the Company in good faith and (y) if the Fair Market Value exceeds $50.0 million, such determination shall be made the Board of Directors of the Company or an authorized committee thereof in good faith (in each case, including as to the value of all non-cash assets and liabilities).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“General Partner” means a general partner of a Joint Venture.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of health care services.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations (other than contingent obligations) of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations (other than contingent obligations) of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); provided that Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) shall not constitute Indebtedness; and

(10)	to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a Joint Venture;

(2)	such Person or a Restricted Subsidiary of such Person is the General Partner of such Joint Venture); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest” with respect to the Notes means interest with respect thereto and “Additional Interest,” if any.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “—Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB-(or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means November 18, 2011.

“Joint Venture” means a partnership or joint venture that is not a Restricted Subsidiary.

“Leasing Subsidiary” means a Subsidiary of the Company established for the purpose of purchasing, leasing or otherwise acquiring or owning or possessing property, plant and equipment and leasing, renting or otherwise granting rights to use such property, plant and equipment to businesses or facilities owned or operated by the Company, any of its Subsidiaries or any of its joint ventures.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing made with the written consent of the Company or any Restricted Subsidiary of, or agreement by the Company or any Restricted Subsidiary to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or unauthorized filing of a financing statement be deemed to constitute a Lien.

“Material Indebtedness” means any Indebtedness with an aggregate principal amount outstanding at any one time in excess of $25 million (other than Permitted Mortgage Indebtedness).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the terms of which do not provide for recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and Exchange Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement and the Company’s other Obligations under the Indenture by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	a Restricted Subsidiary (other than a Receivables Entity);

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $25 million at any time outstanding;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Disposition;

(9)	Investments in existence on the Issue Date;

(10)	Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness;”

(11)	Investments in Joint Ventures not to exceed $35 million outstanding at any one time;

(12)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction (provided, however, that any Investment in any such Person is in the form of a Purchase Money Note), or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(14)	Physician Support Obligations Incurred by the Company or any Restricted Subsidiary;

(15)	Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by such Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;

(16)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (16), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $150 million and (y) 3.0% of Total Assets, outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(17)	any Asset Swap made in accordance with “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations permitted to be Incurred under the provisions described in clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness” and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and other obligations;

(2)	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	customary Liens securing Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business (and not for speculative purposes);

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clauses (1) and (24));

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)	Liens securing the Notes (including any Note Guarantee) and any Exchange Notes (including any Note Guarantee thereof);

(18)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), (18) and (24) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens in favor of the Company or any Restricted Subsidiary;

(21)	Liens under industrial revenue, municipal or similar bonds;

(22)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(23)	Liens securing Indebtedness (other than Subordinated Indebtedness and Guarantor Subordinated Indebtedness); provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio of the Company would not exceed 3.75 to 1.00;

(24)	Liens securing the Existing Senior Secured Notes; and

(25)	Liens securing Indebtedness (other than Subordinated Indebtedness and Guarantor Subordinated Indebtedness) in an aggregate principal amount outstanding at any one time not to exceed $50.0 million.

“Permitted Mortgage Indebtedness” means Indebtedness incurred by a Restricted Subsidiary (a) which is not also Indebtedness of the Company or any other Restricted Subsidiary and that is unsecured or secured only by the assets of such Restricted Subsidiary and (b) such Indebtedness constitutes Refinancing Indebtedness in respect of the Senior Credit Facility.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Physician Support Obligation” means:

(1)	a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, a physician or health care professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries made or given by the Company or any Subsidiary of the Company:

(a)	in the ordinary course of its business; and

(b)	pursuant to a written agreement having a period not to exceed five years; or

(2)	Guarantees by the Company or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician or health care professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries; or

(3)	recruitment and relocation payments to physicians in the ordinary course of business.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor; provided, that a Non-Guarantor Subsidiary may Incur Permitted Mortgage Indebtedness the proceeds of which are applied to repay Obligations under a Debt Facility.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company, the Subsidiary Guarantors and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any domestic Subsidiary of the Company other than (1) an Unrestricted Subsidiary or (2) any domestic Subsidiary substantially all of the assets of which consist of direct or indirect interests in one or more non-domestic Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of (1) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP), minus unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries (other than the proceeds of any Secured Indebtedness that are not intended to be used for working capital borrowed at the time of determination) up to a maximum amount of $200 million, to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Senior Credit Facility” means the Credit Agreement to be entered into among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain covenants—Limitation on indebtedness”).

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Default” means an Event of Default under clauses (1), (2) or (6) of the first paragraph under “—Events of Default”.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transactions” means the issuance of the Notes, borrowings under the Senior Credit Facilities and the use of proceeds thereof.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to January 15, 2016; provided, however, that if the period from the redemption date to January 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company (other than a Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary);

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt (except to the extent that such Indebtedness is otherwise permitted to be Incurred under the Indenture by the Company or a Restricted Subsidiary and is included as Indebtedness on the balance sheet of the Company or such Restricted Subsidiary); and

(3)	such designation and the Investment of the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain Covenants—Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of exchange notes received in exchange for outstanding notes where such exchange notes were acquired as a result of market-making activities or other trading activities. We have agreed to supplement or amend this prospectus for up to 180 days (subject to extension under specified circumstances) after the expiration date, in order to expedite or facilitate the disposition of any exchange notes by broker-dealers.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days (subject to extension under specified circumstances) after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses in connection with the exchange offer (including the fees and disbursements of one counsel for the participating holders of the outstanding notes), other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of outstanding notes by the holders, and will indemnify the holders of the outstanding notes and their affiliates, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

OF THE EXCHANGE OFFER

General

The following is a general discussion of the material United States federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer, and the ownership and disposition of the exchange notes.

This discussion:

•	does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to exchange notes;

•

is based on the tax laws of the United States, including the Internal Revenue Code, Treasury regulations (final, temporary and proposed), administrative rulings and practice, and judicial decisions in effect as of the date of this prospectus, all of which are subject to change, possibility with retroactive effect;

•	deals only with holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code;

•

discusses only the tax considerations applicable to holders who exchange outstanding notes for exchange notes in the exchange offer and who purchased the outstanding notes at the initial offering for an amount equal to their “issue price” within the meaning of Section 1273 of the Code; and

•

does not address tax considerations applicable to investors that are subject to special tax rules, such as banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, grantor trusts, dealers in securities or currencies, traders in securities that elect that mark-to-market method of accounting for their securities holdings, persons that will hold the notes as part of a hedging transaction, “straddle” or “conversion transaction” for tax purposes, partnerships or other pass-through entities treated as such for United States federal income tax purposes, expatriates, persons deemed to sell notes under the constructive sale provisions of the Code, persons liable for alternative minimum tax or U.S. Holders (as described below) of the notes whose “functional currency” is not the U.S. dollar.

If a partnership, or other entity taxable as a partnership for United States federal income tax purposes, holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership or similar pass-through entity should consult its tax advisors regarding the United States federal income tax consequences of holding the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is (1) an individual citizen or resident, as defined in Section 7701(b) or the Code, of the United States, (2) a corporation, or other entity that is taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, and (4) a trust, if (a) a United States court can exercise primary supervision over the administration of such trust and one or more United States persons has the authority to control all substantial decisions of the trust, or (b) the Trust has a valid election in place to be treated as a United States person.

We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and the IRS may not agree with such statements and conclusions. In addition, the IRS is not precluded from adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

Holders of the notes should seek advice from an independent tax advisor based on their particular circumstances as to the United States federal, state, local, and other tax consequences to them of the exchange, ownership, and disposition of the notes.

Tax consequences of the exchange offer

The exchange of outstanding notes for exchange notes in the exchange offer will not result in any United States federal income tax consequences to holders. The tax consequences of holding the exchange notes are identical to those of holding the outstanding notes.

THE PRECEDING SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE PRECEDING SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. HOLDERS OF THE NOTES ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE EXCHANGE OFFER.

LEGAL MATTERS

Certain legal matters in connection with the validity of the exchange notes will be passed upon for us by Harter Secrest & Emery LLP, Rochester, New York.

Certain matters of Arkansas law will be passed upon for us by Robinson, Staley, Marshall & Duke, P.A., Little Rock, Arkansas. Certain matters of Georgia law will be passed upon for us by Balch & Bingham L.L.P., Atlanta, Georgia. Certain matters of Mississippi law will be passed upon for us by Copeland, Cook, Taylor & Bush, P.A., Ridgeland, Mississippi. Certain matters of Missouri law will be passed upon for us by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Certain matters of North Carolina and South Carolina law will be passed upon for us by Parker Poe Adams & Bernstein LLP, Charlotte, North Carolina and Columbia, South Carolina. Certain matters of Pennsylvania law will be passed upon for us by Martson, Deardorff, Williams, Otto, Gilroy & Faller, Carlisle, Pennsylvania. Certain matters of Tennessee law will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters of Texas law will be passed upon for us by Carrington, Coleman, Sloman & Blumenthal, L.L.P., Dallas, Texas. Certain matters of Washington law will be passed upon for us by Meyer, Fluegge & Tenney, P.S., Yakima, Washington.

EXPERTS

The consolidated financial statements of Health Management Associates, Inc. appearing in Health Management Associates, Inc.’s Current Report on Form 8-K filed on August 10, 2012 (including the schedule therein) and the effectiveness of Health Management Associates, Inc.’s internal control over financial reporting appearing in Health Management Associates, Inc.’s 2011 Annual Report (Form 10-K) as of December 31, 2011 (excluding the internal control over financial reporting of Tennova Healthcare), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Health Management Associates, Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Tennova Healthcare from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements (including the schedule) have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. Information contained on any website referenced in this prospectus is not incorporated by reference herein.

We maintain a website at http://www.hma.com where we make available, free of charge, documents that we file with, or furnish to, the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and any amendments to those reports. We make this information available as soon as reasonably practicable after we electronically file such materials with, or furnish such information to, the SEC. Our SEC reports can be found under “Investor Relations” on our website. Information contained on our website, or any other website referenced in this prospectus is not incorporated by reference herein, nor is it part of any other report we file with, or furnish to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference certain information we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

Specifically, we are incorporating by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2012 and June 30, 2012; and

•

our Current Reports on Form 8-K that we filed with the SEC on August 10, 2012, May 23, 2012, February 24, 2012, January 20, 2012, January 12, 2012 (Form 8-K/A) and January 10, 2012 (only with respect to Item 5.02).

We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer has been completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and is not incorporated by reference herein.

You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or calling us at the following address:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Kathleen K. Holloway, Associate General Counsel and Acting Secretary

Telephone: (239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

OFFER TO EXCHANGE

$875,000,000 PRINCIPAL AMOUNT OF ITS REGISTERED 7.375% SENIOR NOTES DUE 2020

FOR

ANY AND ALL OF ITS OUTSTANDING UNREGISTERED 7.375% SENIOR NOTES DUE 2020

PROSPECTUS

AUGUST 30, 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until November 28, 2012, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.